Exhibit 10.2

_____________________________________________________________________
FOURTH AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT
OF
FOREST CITY ENTERPRISES, INC.
Dated as of February 21, 2013
_____________________________________________________________________

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

		Page
ARTICLE XV	ENTIRE AGREEMENT	41
ARTICLE XVI	INDEPENDENCE OF COVENANTS	41
ARTICLE XVII	GENERAL LIMITATION OF LIABILITY	42

SCHEDULES:

9.7(b)	FORM OF COVENANT COMPLIANCE CERTIFICATE
9.9	PLEDGED SUBSIDIARIES
9.2	CROSS‑DEFAULTED AND CROSS‑COLLATERALIZED INDEBTEDNESS

-iii-

FOURTH AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT
THIS FOURTH AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT (this “Guaranty”) is made and issued by FOREST CITY ENTERPRISES, INC., an Ohio corporation (the “Guarantor”), as of this 21st day of February, 2013, in order to induce the Banks (as hereinafter defined), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Banks (the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION, as syndication agent for the Banks (the “Syndication Agent” and together with the Administrative Agent, the “Agents”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”), to enter into, and lend money and otherwise extend credit pursuant to, a certain Fourth Amended and Restated Credit Agreement of even date herewith (said Fourth Amended and Restated Credit Agreement as it may be from time to time amended, restated, or modified being herein called the “Agreement”), by and among the Banks, the Agents, the Documentation Agent and FOREST CITY RENTAL PROPERTIES CORPORATION, a subsidiary of the Guarantor (the “Borrower”).
W I T N E S S E T H:
WHEREAS, the Guarantor previously executed a Third Amended and Restated Guaranty of Payment of Debt, dated as of March 30, 2011, in favor of the Banks (as amended to the date hereof, the “Original Guaranty”); and
WHEREAS, Borrower, the Guarantor, certain of the Banks, the Agents and the Documentation Agent desire to amend and restate the Original Guaranty in its entirety as hereinafter set forth; and
WHEREAS, in accordance with Section 13.02 of the Agreement, the Agents, the Documentation Agent and the Banks have consented to the modifications to the Original Guaranty that are contained herein;
NOW, THEREFORE, the Original Guaranty is hereby amended and restated as follows:
ARTICLE I
DEFINITIONS
As used in this Guaranty, the following terms shall have the following meanings:
“Accumulated Depreciation” shall mean the amount on the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “accumulated depreciation” in the Form 8-K most recently furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission.

“Additional Preferred Equity Hedge Transaction” shall mean the unsecured hedge transaction that may be entered into by the Guarantor in order to increase the effective conversion price at which any Additional Preferred Equity which is convertible preferred is convertible into common shares of the Guarantor; provided (i) the cost of obtaining such hedge transaction with respect to any Additional Preferred Equity which is convertible preferred does not exceed fifteen percent (15%) of the amount of the corresponding Additional Preferred Equity issued and (ii) such cost shall have been fully paid at the time such hedge transaction is consummated and the Guarantor shall have no continuing liability thereunder.
“Beekman Residential Project” shall mean the project located at 8 Spruce Street, New York, New York, consisting of approximately 903 residential units.
“Cash Flow Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated Net Operating Cash Flow to (b) Guarantor Corporate Debt Service.
“Company” shall mean the Guarantor and/or a Subsidiary of the Guarantor, as the context may require.
“Consolidated Shareholders’ Equity” shall mean the sum of (a) the consolidated shareholders equity of the Guarantor, as reported on the Form 8-K most recently furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission (it being understood and agreed that Consolidated Shareholders’ Equity shall be calculated after net accumulated other comprehensive losses but not after gains) and (b) Accumulated Depreciation.
“Consolidated Net Operating Cash Flow” shall mean, for any Test Period, Net Operating Income less (a) (i) all scheduled payments of principal of non‑recourse mortgage Indebtedness owing by the Guarantor and/or its Subsidiaries (excluding any balloon payments), (ii) all interest expense on such non‑recourse Indebtedness as reported on the Form 8-K that is furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission with respect to such Test Period (to be calculated in a manner consistent with prior Test Periods), and (iii) Twelve Million Dollars ($12,000,000) of normal recurring capital expenditures plus (b) (i) net income (loss) before taxes, corporate interest expense and non-cash expenses incurred in connection with stock-based compensation, in each case incurred by or charged to Land Group, (ii) net income (loss) before taxes, corporate interest expense (including, but not limited to, interest incurred on Debt, subordinated debt or any other third party debt) and non-cash expenses incurred in connection with stock-based compensation, in each case incurred by or charged to the Corporate Activity Group of the Guarantor, (iii) actual cash taxes paid on the Net Operating Income and the income set forth in subsections (b)(i) and (b)(ii) above, (iv) non‑cash interest expense accrued but not currently payable up to a maximum of Five Million Dollars ($5,000,000) with respect to Indebtedness owing by the Guarantor and its Subsidiaries other than Indebtedness owing by the Guarantor and/or its Subsidiaries to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing and (v) non‑cash interest expense accrued but not currently payable with respect to Indebtedness by the Guarantor and/or its Subsidiaries owing to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing.

“Controlled Group” shall mean a controlled group of corporations as defined in Section 1563 of the Code, of which Guarantor or any Subsidiary of the Guarantor is a part.
“Convertible Notes Hedge Transactions” shall mean the hedge transactions that may be entered into by the Guarantor in order to increase the effective conversion price of the common shares of the Guarantor into which the 2016 Convertible Senior Notes outstanding as of the date hereof are convertible.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Guarantor or any Subsidiary of the Guarantor would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Event of Default” shall have the meaning set forth in Section 10 hereof.
“Guarantor Corporate Debt Service” shall mean, for any Test Period, the sum of (a) all scheduled payments of principal of (excluding balloon payments) and interest on any Indebtedness owing by the Guarantor and (b) without limiting the terms of Section 9.13 hereof, Dividends paid by the Guarantor, in each case with respect to such Test Period.
“Indemnification Lien” shall mean a Lien granted by the Guarantor pursuant to an Indemnity Agreement entered into by the Guarantor with respect to one or more Performance Surety Bonds; provided, that such Indemnification Lien extends only to the assigned property on which a Surety provides a Performance Surety Bond and not to other property of the Guarantor or any Subsidiary of the Guarantor and provided, further, that such Indemnification Lien shall become effective only in the event that (a) the Guarantor fails to honor its obligations under the related Indemnity Agreement or Performance Surety Bond; (b) the Guarantor abandons or breaches a contract on a bonded project; (c) the Guarantor defaults under any other indebtedness or liability owed to such Surety or (d) the Guarantor makes an assignment for the benefit of creditors.
“March 2010 Preferred Equity Hedge Transaction” shall mean the hedge transaction that was entered into by the Guarantor in order to increase the effective conversion price at which the “March 2010 Preferred Equity” of the type referred to in clause (i) of such term is convertible into common shares of the Guarantor; provided the cost of obtaining such hedge transaction did not exceed Twenty Million Dollars ($20,000,000).
“MTA Guaranty” shall mean that certain guaranty dated as of January 23, 2006, by the Guarantor in favor of the Metropolitan Transit Authority for the State of New York and the Long Island Rail Road Company (collectively, “MTA”), pursuant to which the Guarantor has agreed to guarantee the obligations of Atlantic Rail Yards, LLC (“ARY”) under a temporary entry license agreement between the MTA and ARY and as such guaranty may, from time to time, be amended, restated or otherwise modified in accordance with the terms of this Guaranty.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) 4001(a)(3) of ERISA or Section 414(f) of the Code, to which the Guarantor, its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five (5) plan years before that time made or accrued an obligation to make contributions.

“Obligor” shall mean any Person or entity who, or any of whose property is or shall be, obligated on the Debt or any part thereof in any manner and includes, without limiting the generality of the foregoing, the Borrower, the Guarantor and any co‑maker, endorser, other guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or hypothecator of property, if any.
“Performance Surety Bonds” shall mean the bonds, undertakings and like obligations executed by a Surety for or on behalf of the Guarantor for one or more of the following purposes:
(a)to guarantee the performance by the Guarantor or a Subsidiary of the Guarantor, as applicable, that construction of a real estate project will be completed in accordance with applicable plans and specifications and that all costs associated with such completion will be paid;
(b)    to insure that any mechanics’ liens incurred in the normal course of constructing a real estate project are duly paid and discharged;
(c)    as a condition to the issuance of a permit related to a real estate project;
(d)    as a condition to the issuance of state and local licenses required for the construction and development of a real estate project;
(e)    as, and to the extent, required by applicable Federal, state or local law or regulation in connection with any real estate owned by the Guarantor or a Subsidiary of the Guarantor, as applicable, or their respective business operations;
(f)    to guaranty the payment by the Guarantor or a Subsidiary of the Guarantor, as applicable, of payments to utility providers which is a condition to obtaining any utility service;
(g)    subject to the limitation contained in Section 9.10(g), supersedeas (appeals) bonds;
(h)    any bond or obligation executed by a Surety which is secured by a Letter of Credit; or
(i)    to support other obligations related to the construction and development of a real estate project, provided that such obligations do not constitute Indebtedness.
“Permitted Debt” shall have the meaning set forth in Section 9.10 hereof.
“Plan” shall mean any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, established or maintained by the Guarantor, any Subsidiary of the Guarantor, or any ERISA Affiliate, or any such plan to which the Guarantor, any Subsidiary of the Guarantor or any ERISA Affiliate is required to contribute on behalf of its employees.
“Possible Default” shall mean any event or condition which, with notice or lapse of time or both, would constitute an Event of Default referred to in Section 10 hereof.

“Projected Liquidity” shall mean, as of the date of any purchase of shares of Class A Common Stock of the Guarantor pursuant to Section 9.13(a) hereof, the annual cash and credit available after giving effect to the purchase price (and the payment of all fees and expenses) to be paid in connection with such purchase, based upon an updated budget of cash sources of the Borrower, the Guarantor and their respective Subsidiaries and the uses thereof furnished by the Guarantor to the Administrative Agent, such updated budget to be consistent in form with the Sources and Uses Projection.
“Receivable” shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.
“Refinance Notes” shall have the meaning set forth in Section 9.13(d) hereof.
“Restricted Company” shall mean the Guarantor and/or a Restricted Subsidiary, as the context may require.
“Restricted SPE Subsidiary” shall mean any Restricted Subsidiary whose sole assets consist of contiguous parcels of land which are being (or have been) purchased, developed, financed or refinanced, the buildings or improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables arising from tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets.
“Restricted Subsidiary” shall mean any Subsidiary of the Guarantor other than (a) the Borrower, and (b) any Subsidiary of the Borrower.
“Ridge Hill Retail Project” shall mean the project commonly known as Westchester’s Ridge Hill retail center in Yonkers, New York consisting of approximately 1.3 million square feet of gross leasable area.
“Sources and Uses Projection” shall mean the budget of cash sources of the Borrower, the Guarantor and their respective Subsidiaries and the uses thereof delivered on September 18, 2012 to the Agents.
“Subject Senior Notes” shall have the meaning set forth in Section 9.13(d) hereof.
“Total Assets” shall mean the amount on the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “total assets” in the Form 8-K most recently furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission.
“Total Development Ratio” shall mean the ratio (expressed as a percentage) of:
(A)    without duplication the sum of (i) aggregate Projects Under Development of the Guarantor and its Subsidiaries, plus (ii) aggregate Projects Under Construction of the Guarantor and its Subsidiaries, plus (iii) Total Land of the Guarantor and its Subsidiaries, less (iv) the aggregate amount included in the preceding clauses (i), (ii) and (iii) incurred for the Ridge Hill Retail Project until such project ceases to be either a Project Under Development or a Project Under Construction, less (v) the aggregate amount included in the preceding clauses (i), (ii) and (iii) incurred for the Beekman Residential Project until such project ceases to be either a Project Under Development or a Project Under Construction, less (vi) the aggregate amount included in Projects Under Development and Projects Under Construction attributable to any project which is at least eighty-five percent (85%) pre-leased prior to construction start pursuant to financeable, long-term leases, subject to the reasonable approval of the Administrative Agent, less (vii) the aggregate amount included in Projects Under Development and Projects Under Construction attributable to any project which is subject to a binding sales contract, subject to the reasonable approval of the Administrative Agent, to
(B)    the sum of (i) Total Assets of the Guarantor and its Subsidiaries, plus (ii) Accumulated Depreciation of the Guarantor and its Subsidiaries, less (iii) the aggregate amount incurred for the Ridge Hill Retail Project until such project is neither a Project Under Development nor a Project Under Construction, less (iv) the aggregate costs incurred for the Beekman Residential Project until such project is neither a Project Under Development nor a Project Under Construction, less (v) the aggregate costs deducted under clause (A)(vi) above, less (vi) the aggregate costs deducted under clause (A)(vii) above.
“Total Land” shall mean the amount on the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “land held for development or sale” in the Form 8-K most recently furnished by Guarantor (or on its behalf) to the Securities and Exchange Commission.
The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms. All capitalized terms used herein but not herein defined that are defined in the Agreement shall have the respective meanings ascribed to them in the Agreement.
All financial covenants contained in this Guaranty shall be measured on each Fiscal Quarterly Date.
Accounting Principles; Rules of Interpretation
Any accounting term not specifically defined in this Section 1 or elsewhere in this Guaranty, shall have the meaning ascribed thereto by GAAP not inconsistent with the Guarantor’s present accounting procedures, provided that if the Guarantor notifies the Administrative Agent that the Guarantor requests an amendment to any provision hereof to eliminate the effect of any change in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Guarantor that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Notwithstanding the foregoing, the financial statements furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Guarantor to the Banks), provided, that (a) all computations determining compliance with Section 9.14 hereof, including defined terms used therein, shall utilize accounting principles based on the Pro Rata Consolidation Method as opposed to the full consolidation method of accounting, (b) all computations determining compliance with Sections 9.14 and 9.15 hereof, including defined terms used therein, shall exclude interest income received by the Borrower or any of its Subsidiaries with respect to loans made by the Borrower or such Subsidiary pursuant to Sections 8.06(b) and/or (d) of the Agreement, unless such loans are funded with the proceeds from Revolving Loans or the Senior Notes and (c) such financial statements must also include a report (in the footnotes thereto or otherwise) of the financial results of the Guarantor using accounting principles based on the Pro Rata Consolidation Method.
To the extent that any of the representations and warranties contained in this Guaranty or any other Related Writing is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” appearing in any Covenant Compliance Certificate delivered by the Guarantor shall not apply solely with respect to any such representations and warranties.
ARTICLE II
ACKNOWLEDGMENTS, CONSIDERATION
The Guarantor desires that the Agents and the Banks grant the Borrower and continue the loan(s), credit and financial accommodations provided for under the Agreement. The Agreement provides, on and subject to certain conditions therein set forth, for Revolving Loans and other extensions of credit by the Banks to the Borrower up to an aggregate maximum principal amount of Four Hundred Sixty-Five Million Dollars ($465,000,000), subject to increase to an aggregate maximum principal amount of up to Five Hundred Million Dollars ($500,000,000) on the terms and conditions set forth in the Agreement, at any time outstanding. There exists and will hereafter exist economic and business relationships between the Guarantor and the Borrower which will be of benefit to the Guarantor. The Guarantor finds it to be in the direct business and economic interest of the Guarantor that the Borrower obtain the loans, credit and financial accommodations from the Agents and the Banks provided for in the Agreement. The Guarantor understands that the Agents and the Banks are willing to grant and continue the loans, credit and financial accommodations to the Borrower provided for in the Agreement only upon certain terms and conditions, one of which is that the Guarantor unconditionally guarantee the payment of the Debt and this instrument is being executed and delivered by the Guarantor to satisfy that condition and in consideration of the Agents and the Banks entering into the Agreement.
ARTICLE III
GUARANTY
The Guarantor hereby absolutely, irrevocably and unconditionally guarantees (a) the punctual and full payment of all and every portion of the Debt when due, by acceleration or otherwise, whether now owing or hereafter arising, (b) the prompt observance and performance by the Borrower of each and all of the Borrower’s covenants, undertakings, obligations and agreements set forth in the Agreement, the Notes and/or any other Related Writing evidencing or pertaining thereto, and (c) the prompt payment of all expenses and costs, including reasonable attorneys’ fees, incurred by or for the account of the Agents and/or the Banks in connection with any action to enforce payment or collection of the Debt from the Borrower and/or the Guarantor or to prepare any amendments, restatements or modifications of the Agreement, the Notes, this Guaranty or any other Related Writing. If the Debt or any part thereof shall not be paid in full punctually when due and payable, the Agents and/or the Banks in each case shall have the right to proceed directly against the Guarantor under this Guaranty regardless of whether or not the Agents and/or the Banks shall have theretofore proceeded or shall then be proceeding against the Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that the Agents and/or the Banks in their sole discretion may proceed or not proceed against the Borrower, the other Obligors and/or any Collateral and may exercise or not exercise each right, power or privilege that the Agents and/or the Banks may at any time have, either simultaneously or separately and, in any event, at such time or times and as often and in such order as the Agents and/or the Banks in their sole discretion, may from time to time deem expedient, all without affecting the obligations of the Guarantor hereunder or the right of the Agents and/or the Banks to demand and/or enforce performance by the Guarantor of the Guarantor’s obligations hereunder, this being a guaranty of payment and performance and not of collection. In furtherance of the foregoing, Guarantor acknowledges that its liability under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Borrower or any other Person, nor against security interests or liens available to the Agents or any Bank, their respective successors, successors in title, endorsees or assigns and Guarantor hereby waives any right to require that an action be brought against the Borrower or any other Person or to require that resort be had to any collateral security or to any balance of any deposit account or credit on the books of any Agent or Bank in favor of Borrower or any other Person.
ARTICLE IV
REINSTATEMENT
This Guaranty shall continue to be effective or be reinstated, as the case may be, if any amount paid by or on behalf of the Borrower to the Agents or the Banks on or in respect of the Debt is rescinded, restored or returned in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Obligor, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Obligor or any part of the property of the Borrower or any other Obligor, or otherwise, all as though such payment had not been made.
ARTICLE V
WAIVERS
The Guarantor waives any and all contractual, legal and/or equitable rights of subrogation, contribution, exoneration, indemnity and/or reimbursement from or against the Borrower or any other Obligor with respect to the Debt and/or any payments made by the Guarantor on account of this Guaranty.

ARTICLE VI
ADDITIONAL AGREEMENTS
Regardless of the duration of time, regardless of whether the Borrower may from time to time cease to be indebted to the Banks and irrespective of any act, omission or course of dealing whatever on the part of the Agents and/or the Banks, the Guarantor’s liabilities and other obligations under this Guaranty shall remain in full force and effect until the full and final payment of all of the Debt. Without limiting the generality of the foregoing:
SECTION 6.1    WAIVER OF DEFENSES. The obligations of the Guarantor hereunder shall not be released, discharged or in any way affected, nor shall the Guarantor have any rights or recourse against the Agents or the Banks by reason of any of the following, all of which the Guarantor hereby waives:
6.1.1    any amendment or modification of the Agreement or any Related Writing, or any other action the Agents or the Banks may take or omit to take;
6.1.2    any defense raised or asserted by the Borrower against enforcement of the Agreement, the Notes or any other Related Writing or any challenge to the sufficiency or enforceability of the Agreement, any of the Notes, this Guaranty or any other Related Writing;
6.1.3    any failure to perfect or continue the perfection of, or any impairment of, any security interest in or other lien on any collateral securing payment of any of the Debt or the Guarantor’s obligations hereunder;
6.1.4    the invalidity, unenforceability, propriety of manner of enforcement of, or loss or change in priority of any security interest or other lien or guaranty of, the Debt;
6.1.5    any failure to protect, preserve or insure any such collateral;
6.1.6    failure of the Guarantor to receive notice of any intended disposition of such collateral;
6.1.7    any defense arising by reason of the cessation from any cause whatsoever of liability of the Borrower, including, without limitation, any failure, negligence or omission by the Agents or the Banks in enforcing their claims against the Borrower;
6.1.8    any release, settlement or compromise of any obligation of the Borrower or other Obligor, other than as a result of the payment of the Debt;
6.1.9    the existence of any claim, setoff or other rights which the Guarantor or any other Obligor may have at any time against either Agent, any Bank or the Borrower in connection herewith or any unrelated transaction;
6.1.10    either Agent’s or any Bank’s election, in any case instituted under chapter 11 of the Bankruptcy Code, of the application of section 1111(b)(2) of the Bankruptcy Code;

6.1.11    any borrowing, use of cash collateral, or grant of a security interest by the Borrower, as debtor in possession, under sections 363 or 364 of the Bankruptcy Code;
6.1.12    the disallowance of all or any portion of any of either Agent’s or any Bank’s claims for repayment of the Debt under sections 502 or 506 of the Bankruptcy Code;
6.1.13    any act or failure to act by the Borrower or any other Person which may adversely affect the Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
6.1.14    the failure of the Agents and the Banks to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the Borrower or of any action or nonaction on the part of any other Person whomsoever in connection with any obligation hereby guaranteed; and
6.1.15    without duplication, any of the events or matters described in Section 6.5 hereof; and
6.1.16    any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of the Guarantor from its obligations hereunder (except irrevocable payment in full of the Debt), all whether or not the Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses of this Section.
SECTION 6.2    STRICT SATISFACTION OF OBLIGATIONS. The obligations of the Guarantor under this Guaranty shall be satisfied strictly in accordance with the terms of this Guaranty, under all circumstances whatsoever, including, without limitation, the existence of any claim, setoff, defense or right which the Guarantor or the Borrower may have at any time against the Agents or the Banks or any other Person, whether in connection with this Guaranty, the Agreement, the Notes or any other Related Writing or the transactions contemplated hereby or any unrelated transaction.
SECTION 6.3    NO FINANCIAL ACCOMMODATIONS. The Banks shall at no time be under any duty to the Guarantor to grant any loans, credit or financial accommodation to the Borrower, irrespective of any duty or commitment of the Banks to the Borrower, or to follow or direct the application of the proceeds of any such loans, credit or financial accommodation.
SECTION 6.4    WAIVER OF NOTICES. The Guarantor waives (a) notice of the granting of any loan to the Borrower or the incurring of any other Indebtedness, including, but not limited to the creation of the Debt by the Borrower or the terms and conditions thereof, (b) presentment, notice of nonpayment, demand for payment, protest, notice of protest and notice of dishonor of the Notes or any other Indebtedness incurred by the Borrower to the Banks, (c) notice of any indulgence granted to any Obligor, (d) notice of the Banks’ acceptance of this Guaranty, and (e) any other notice to which the Guarantor might, but for the within waiver, be entitled.
SECTION 6.5    RIGHTS TO DEAL WITH COLLATERAL, BORROWER AND OTHER PERSONS. The Agents and/or the Banks in their sole discretion may, without prejudice to their rights under this Guaranty, and without notice to or consent of the Guarantor, at any time or times

(a) grant the Borrower whatever loans, credit or financial accommodations that the Banks, or any thereof, may from time to time deem advisable, even if the Borrower might be in default and even if those loans, credit or financial accommodations might not constitute Debt the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Debt or any part thereof, (c) forbear from demanding security, if the Agents and/or the Banks shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, or enforce or refrain from enforcing, or compromise, settle, waive, subordinate or surrender such Collateral or any part thereof irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that the Agents and/or the Banks may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created or otherwise change the time for payment of, the terms of or the interest on the Debt or any part thereof, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for or other Obligors upon the Debt or any part thereof, (i) fail, neglect or omit in any way to realize upon, or impair or fail to perfect any Lien on, any Collateral or to protect the Debt or any part thereof or any Collateral therefor, (j) accept and hold any endorsement or guaranty of payment of the Debt or any part thereof, and discharge, release or substitute any such obligation of any such endorser or guarantor, or any Person who has given any security interest in any collateral as security for the payment of the Debt or any part thereof, or any other Person in any way obligated to pay the Debt or any part thereof, and to enforce or refrain from enforcing, or compromise or modify, the terms of any obligation of any such endorser, guarantor, or Person, (k) direct the order or manner of disposition of any collateral security for the Debt and the enforcement of any and all endorsements and guaranties relating to the Debt or any part thereof as the Agent or the Banks in their sole discretion may determine and (l) generally do or refrain from doing any act or thing which might otherwise, at law or in equity, release the liability of the Guarantor as a guarantor or surety in whole or in part, and in no case shall the Agents or the Banks be responsible, nor shall the Guarantor be released, either in whole or in part for any act or omission in connection with the Agents or the Banks having sold any security at an under value.
SECTION 6.6    SURVIVAL OF OBLIGATIONS. The Guarantor’s liabilities and other obligations under this Guaranty shall survive any merger, consolidation or dissolution of the Guarantor, the Borrower or any other Person.
SECTION 6.7    ABSOLUTE AND UNCONDITIONAL OBLIGATIONS. The Guarantor’s liabilities and other obligations under this Guaranty shall be absolute and unconditional irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any agreement, instrument or document evidencing the Debt or related thereto, or any other defense available to the Guarantor in respect of this Guaranty.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
The Guarantor represents and warrants as follows:
SECTION 7.1    EXISTENCE; AUTHORITY; AUTHORIZED AND OUTSTANDING SHARES. That (a) it is a duly organized and validly existing corporation under the laws of the

State of Ohio, (b) the execution, delivery and performance of this Guaranty are within the Guarantor’s power and authority and have been duly authorized by all necessary corporate action, (c) this Guaranty has been duly executed and delivered by the Guarantor and is a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, and (d) as of October 31, 2012, there are 56,000,000 shares authorized of Class B Common Stock of the Guarantor of which 20,251,569 shares are issued and outstanding.
SECTION 7.2    CONSIDERATION. That this Guaranty is made in furtherance of the purposes for which the Guarantor was incorporated and is necessary to promote and further the business of the Guarantor and that the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.
SECTION 7.3    NO CONSUMER LOAN OR TRANSACTION. That this Guaranty is not made in connection with any consumer loan or consumer transaction.
SECTION 7.4    SOLVENCY. That (a) the Guarantor has received consideration which is the reasonably equivalent value of the obligations and liabilities that the Guarantor has incurred to the Agents and/or the Banks, (b) the Guarantor is not insolvent as defined in any applicable state or federal statute, nor will the Guarantor be rendered insolvent by the execution and delivery of this Guaranty to the Agents and the Banks, (c) the Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by the Guarantor shall be an unreasonably small capital, taking into consideration the obligations to the Agents and the Banks incurred hereunder, and (d) the Guarantor does not intend to, nor does the Guarantor believe, that the Guarantor will incur debts beyond the Guarantor’s ability to pay as they become due.
SECTION 7.5    NO INTERCOMPANY LOANS. That the Guarantor has no Intercompany Loans owing to any Subsidiary of the Guarantor.
SECTION 7.6    ANTI-TERRORISM LAWS. That neither the Guarantor nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or the Agents from making any advances or extensions of credit to the Guarantor or from otherwise conducting business with the Guarantor.
SECTION 7.7    COMPLIANCE WITH OTHER INSTRUMENTS; NO CONFLICT. That (a) as of the date of this Guaranty, the Guarantor is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any evidence of Indebtedness or Contingent Obligations and (b) neither the execution and delivery of this Guaranty, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof will (i) violate the provisions of any applicable law or of any applicable judgment, decree, order or regulation of any governmental authority having jurisdiction over the Guarantor, (ii) conflict with any of the organizational documents of the Guarantor or any material permit, license or authorization, (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any restriction or of any agreement or instrument to which the Guarantor is now a party or constitute a default thereunder, (iv) result in the creation or imposition of any Lien upon any of the properties or assets of the Guarantor, or (v) other than the filing of a Form 8-K and this Guaranty as an exhibit thereto and periodic reports on Form 10-Q and/or Form 10-K by the Guarantor with the Securities and Exchange Commission, require any consent or approval of or filing with any governmental authority or any other Person.
SECTION 7.8    REPRESENTATIONS AND WARRANTIES IN AGREEMENT. That each of the representations and warranties in the Agreement concerning the Guarantor is true and correct.
ARTICLE VIII
NOTICES
The Agents and/or the Banks shall be deemed to have knowledge or to have received notice of any event, condition or thing only if the Agents and/or the Banks shall have received written notice thereof as provided in the Agreement. A written notice shall be deemed to have been duly given to the Guarantor whenever a writing to that effect shall have been sent by registered or certified mail to the Guarantor at the address set forth opposite the Guarantor’s signature below (or to such other address of the Guarantor as the Guarantor may hereafter furnish to the Banks in writing for such purpose), but no other method of giving notice to or making a request of the Guarantor is hereby precluded.
ARTICLE IX
COVENANTS
The Guarantor hereby agrees to perform and observe and to cause each of its Subsidiaries to perform and observe, all of the following covenants and agreements:
SECTION 9.1    INSURANCE. Each Company will:
(a)    insure itself and all of its insurable properties to such extent, by such insurers and against such hazards and liabilities as is generally done by businesses similarly situated, it being understood that the Guarantor has obtained a fidelity bond for such of its employees that handle funds belonging to the Borrower or the Guarantor,
(b)    give the Administrative Agent prompt written notice of any material reduction or adverse change in that Company’s insurance coverage and the details of such reduction or such change, and
(c)    forthwith upon any Bank’s or the Administrative Agent’s written request, furnish to each Bank and the Administrative Agent such information in writing about that Company’s insurance as any Bank or the Administrative Agent, as applicable, may from time to time reasonably request.
SECTION 9.2    MONEY OBLIGATIONS. Each Company will pay in full:
(a)    prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as, and to the extent that, the same shall be contested in good faith by appropriate and timely proceedings diligently pursued and there shall be set aside on its books such reserves with respect thereto as are required by GAAP and taxes and assessments on inconsequential parcels of vacant land), for which it may be or become liable or to which any or all of its properties may be or become subject, the nonpayment of which does not materially adversely affect the financial condition of the Guarantor,
(b)    all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. Section 206‑207) or any comparable provisions, except where the failure to make any such payment, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and
(c)    all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue; except where the failure to make any such payment, either singly or in the aggregate, would not have a Material Adverse Effect;
provided that, (i) notwithstanding the foregoing, the Guarantor shall not make any payment on account of any of the Senior Notes in the event of and during the continuance of any Payment Default, (ii) with respect to such obligations that constitute Indebtedness, the foregoing shall only apply to such Indebtedness to the extent any violation of clause (c) of this Section 9.2 would result in an Event of Default under Section 10(d) below and (iii) the Guarantor shall promptly give written notice to the Agent of any such non‑payments, which written notice the Administrative Agent will promptly deliver to each Bank.
SECTION 9.3    RECORDS. Each Company will:
(a)    at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with GAAP applied on a basis not inconsistent with its present accounting procedures,
(b)    at all reasonable times and upon reasonable notice permit each Bank to examine that Company’s books and records and to make excerpts therefrom and transcripts thereof, and
(c)    permit each Agent and each Bank to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries with, and be advised as to the same by, their respective executive officers, partners or members (or those officers who report directly to any of them), all at such reasonable times and intervals as either Agent or any Bank may reasonably request.
The Banks shall use good faith efforts to coordinate any visits or inspections so as to minimize the interference with and disruption to the normal business operations of the Companies.
SECTION 9.4    FRANCHISES, EXISTENCE. Each Company will preserve and maintain at all times its corporate existence, rights and franchises, except to the extent the failure to preserve and maintain such rights and franchises could not reasonably be expected to have a Material Adverse Effect; provided, that this Section shall not (a) apply to (i) any merger of a Subsidiary of the Guarantor into the Guarantor or into another Subsidiary of the Guarantor, (ii) any consolidation of a Subsidiary of the Guarantor with another Subsidiary of the Guarantor, or (iii) any dissolution of any Subsidiary of the Guarantor, except in each case where that Subsidiary is the Borrower or (b) prohibit any merger, consolidation, dissolution or transfer permitted by Section 8.02 of the Agreement.
SECTION 9.5    NOTICE. The Guarantor will promptly, and in any event within five (5) Cleveland Banking Days after any officer of the Guarantor or any of its Subsidiaries obtains knowledge thereof, notify the Banks whenever the following has occurred:
(a)    any event which constitutes a Possible Default or Event of Default (including, without limitation, any default under any of the Senior Notes, any of the Senior Notes Indentures or any other document relating thereto (after giving effect to any applicable grace period)), which notice shall specify the nature thereof, the period of existence thereof and what action the Guarantor proposes to take with respect thereto; and/or
(b)    any representation or warranty made herein may for any reason cease in any material respect to be true and complete (or, as to any representation or warranty that expressly relates to an earlier date, such representation or warranty may for any reason cease in any material respect to be true and complete as of such earlier date); and/or
(c)    (i) any Restricted Subsidiary shall be in default of any material (with respect to the Guarantor) obligation for payment of borrowed money or a Contingent Obligation or, to the knowledge of the Guarantor, any material obligations in respect of guarantees, taxes and/or Indebtedness for goods or services purchased by, or other contractual obligations of, such Restricted Subsidiary (it being understood and agreed that for purposes of this clause (c)(i) a “material” obligation of such Restricted Subsidiary with respect to the Guarantor shall include any non-recourse Indebtedness constituting in principal amount more than ten percent (10%) of the aggregate non-recourse Indebtedness of the Guarantor and all Restricted Subsidiaries) and/or (ii) the Guarantor or any Restricted Subsidiary shall not, to the knowledge of the Guarantor, be in compliance with any law, order, rule, judgment, ordinance, regulation, license, franchise, lease or other agreement that has or could reasonably be expected to have a Material Adverse Effect, and/or (iii) the Guarantor and/or any Restricted Subsidiary shall have received notice, or have knowledge, of any actual, pending or threatened claim, notice, litigation, citation, proceeding or demand relating to any matter(s) described in subclauses (c)(i) and (c)(ii) of this Section 9.5; and/or
(d)    the commencement of, or written threat of, or any significant development in, any litigation or governmental proceeding pending against the Guarantor or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect (including any litigation or proceeding requiring notice pursuant to Section 9.17 hereof).
Further, (x) the Guarantor shall provide to the Administrative Agent a copy of any proposed amendment or modification of the terms and conditions applicable to any of the Senior Notes or the Senior Notes Indentures and any proposed termination of or amendment or modification to the

Convertible Notes Hedge Transactions, in each case not less than three (3) Cleveland Banking Days in advance of entering into the same, whether or not the Guarantor believes that the consent of the Required Banks is needed therefor pursuant to Section 9.10(h)(iii) or (vi) hereof; provided, that, with respect to any proposed termination of or amendment or modification to the Convertible Notes Hedge Transactions that does not require the consent of the Required Banks as a result of the proviso contained in Section 9.10(h)(vi) hereof, the Guarantor shall only be required to provide to the Administrative Agent a copy of such proposed termination of or amendment or modification in advance of entering into the same and (y) each Company shall provide to the Administrative Agent and/or the Banks, as applicable, the notices and other information required to be delivered pursuant to clauses (b) and (c) of Section 9.1 hereof and clause (iii) of the proviso at the end of Section 9.2.
SECTION 9.6    ERISA COMPLIANCE.
(a)    No Company will incur any material accumulated funding deficiency within the meaning of ERISA or any material liability to the PBGC or the Internal Revenue Service in connection with any Plan.
(b)    [reserved];
(c)    Each Company will furnish as soon as possible and in any event within thirty (30) days after such Company or any of its ERISA Affiliates knows or has reason to know that any of the following with respect to any Plan has occurred, a statement of the Chief Financial Officer of such Company setting forth details as to such occurrence and the action which such Company proposes to take with respect thereto, together with a copy of any related notice given to or filed with or by such Company, such ERISA Affiliate, the PBGC, any governmental agency, a Plan participant or the Plan administrator with respect thereto:
(i)    that a Reportable Event has occurred;
(ii)    that a material accumulated funding deficiency within the meaning of ERISA has been incurred or any application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan;
(iii)    that a material contribution required to be made to a Plan has not been timely made which has resulted or could reasonably be expected to result in the imposition of a Lien under ERISA or the Code or a proceeding under Section of 515 ERISA;
(iv)    that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA or the Code;
(v)    receipt of notice from the PBGC that proceedings may be or have been instituted under Title IV of ERISA to terminate or appoint a trustee to administer a Plan or that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;

(vi)    that such Company or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975, or 4980 of the Code or Sections 409 or 502(i) or 501(1) of ERISA;
(vii)    that such Company or any ERISA Affiliate may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA);
(viii)    with respect to any Multiemployer Plan, the following: (a) the imposition on any Company or any ERISA Affiliate of a “withdrawal liability” (as defined in Section 4201 of ERISA) that is material, (b) a determination that such Multiemployer Plan is or is expected to be in reorganization (as defined in Section 4241 of ERISA), endangered, or critical status (under Section 305 of ERISA) in circumstances that could reasonably be expected to result in material liability to such Company or any ERISA Affiliate, (c) the termination of such Multiemployer Plan, (d) material liability incurred or expected to be incurred by a Company or any ERISA Affiliate in connection with an event described in this subsection or the withdrawal by any of them from a Multiemployer Plan during a plan year;
(ix)    that a Plan has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
(x)    that such Company or any ERISA Affiliate adopts or commences contributions to any Plan; or
(xi)    that such Company or any ERISA Affiliate adopts any amendment to a Plan which results in a material increase in contribution obligations of such Company.
As used in this Section 9.6, “material” means the measure of a matter of significance which shall be determined as being an amount, determined individually or in the aggregate with all other events or conditions contemplated by this Section 7.08, in excess of Fifteen Million Dollars ($15,000,000.00).
SECTION 9.7    FINANCIAL STATEMENTS; ETC. The Guarantor will (or will cause the Borrower to) furnish to each Bank:
(a)    within forty‑five (45) days (or fifty (50) days so long as the Guarantor will not be reporting an Event of Default on such Form 10‑Q report) after the end of each quarter‑annual fiscal period of each fiscal year of the Guarantor, a copy of the Guarantor’s Form 10‑Q quarterly report and Form 8-K disclosing the information to be set forth therein as contemplated or required by this Guaranty, each as filed by the Guarantor (or on its behalf) with the Securities and Exchange Commission,

(b)    within forty‑five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter‑annual fiscal periods of each fiscal year of the Guarantor, an unaudited consolidated and consolidating balance sheet of the Guarantor as at the end of that period and an unaudited consolidated and consolidating statement of income of the Guarantor for the Guarantor’s current fiscal year to date, all prepared in form and detail in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, and certified by a Senior Officer of the Guarantor, subject to changes resulting from quarter‑end adjustments, together with a certificate of a Senior Officer of the Guarantor in the form of Schedule 9.7(b) attached hereto (a “Covenant Compliance Certificate”) (i) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Guarantor in respect thereof or if none, so stating, and (ii) certifying that the representations and warranties of the Guarantor set forth herein are true and correct in all material respects as of the date of such certificate except to the extent of changes resulting from transactions permitted by this Guaranty, the Agreement and each other Related Writing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), or, if not, all respects in which they are not, and (iii) certifying whether there has been compliance with the covenants set forth in Sections 9.13, 9,14, 9.15 and 9.16 hereof as of the end of such fiscal quarterly period,
(c)    within ninety (90) days (or ninety‑five (95) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor, an annual report on Form 10‑K as filed by the Guarantor (or on its behalf) with the Securities and Exchange Commission, including the complete audited consolidated balance sheets and statements of income of the Guarantor for that year certified by an independent public accountant satisfactory to the Banks, and an unaudited consolidating balance sheet and statement of income of the Guarantor for the current fiscal year, each in form and detail satisfactory to the Banks, and prepared in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, together with (i) a report of the independent certified public accountant with an opinion that is not qualified as to the scope of the audit or as to the status of the Guarantor or the Borrower as a going concern, (ii) a Covenant Compliance Certificate relating to such fiscal year and (iii) a Form 8-K disclosing the information to be set forth therein as contemplated or required by this Guaranty, as filed by the Guarantor (or on its behalf) with the Securities and Exchange Commission,
(d)    concurrently with furnishing any quarterly financial statement or audit report pursuant to this Section 9.7, a certificate from any Senior Officer of the Guarantor stating whether any Company has made any guaranty or incurred any Indebtedness referred to in Section 9.10(d) or 9.12(f) hereof and, if so, the details thereof,
(e)    as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by the Guarantor to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they have been issued, to any securities exchange or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of the Guarantor’s securities,
(f)    within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor and within ninety (90) days (or ninety‑five (95) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor:
(i)    a schedule setting forth the aggregate Measured Credit Risk as of the last day of such fiscal quarter, along with the remaining available Measured Credit Risk permitted by Section 9.10(k) hereof;
(ii)    a statement of the aggregate notional amount of all Hedge Agreements on which the Guarantor, the Borrower, FCCC and/or any other Subsidiary of the Borrower (other than a SPE Subsidiary) are obligated as of the last day of such fiscal quarter and the aggregate amount of the cash risk to the Guarantor, the Borrower, FCCC and such other Subsidiaries in respect of such Hedge Agreements as of the last day of such fiscal quarter;
(iii)    an updated schedule, in the form of Schedule 9.9 attached hereto, listing all of the properties as to which a pledge of stock or other ownership interests has been provided to a lender in accordance with Section 9.9(b) below; and
(iv)    a schedule setting forth the face amount and date of each outstanding Performance Surety Bond issued at the request of the Guarantor pursuant to an Indemnity Agreement along with all other Surety Bonds then outstanding,
(g)    within sixty (60) days (or sixty-five (65) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after July 31 of each year (or June 30 of each year should the Borrower have changed its fiscal year end to December 31 on or prior to such July 31) and within one hundred five (105) days (or one hundred ten (110) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after January 31 of each year (or December 31 of each year should the Borrower have changed its fiscal year end to December 31 on or prior to such January 31), an updated budget of cash sources of the Borrower, the Guarantor and their respective Subsidiaries and the uses thereof, for the portion of the fiscal year following such January 31 (or December 31) or July 31 (or June 30) date, as applicable, and the immediately subsequent fiscal year of the Guarantor, such updated budget to be consistent in form with the Sources and Uses Projection,

(h)    concurrently with furnishing any covenant compliance worksheet under Section 9.7(b) or (c) above, such schedules, details and explanations supporting the calculations contained in such covenant compliance worksheet as may be reasonably required by the Banks,
(i)    within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, a calculation of the consolidated leverage of the Guarantor as of the last day of such fiscal year, with such details and explanations as may be reasonably required by the Banks,
(j)    at least ten (10) days in advance of entering into any proposed amendment to or modification of the terms applicable to an Intercompany Loan where such Intercompany Loan required the prior written consent of the Administrative Agent pursuant to Section 9.8 hereof, a copy of such proposed amendment or modification, and
(k)    forthwith upon any Agent’s or any Bank’s written request, such other information of any Company’s financial condition, properties and operations, including, but not limited to, financial statements and any management letters of accountants addressed to the Guarantor or the Borrower in each case as such Agent or such Bank may from time to time reasonably request.
SECTION 9.8    INTERCOMPANY LOANS. Neither the Guarantor nor any other Restricted Company shall create, assume, incur or permit to exist any Intercompany Loans; provided that any Restricted Company may make or permit to exist any Intercompany Loans to another Restricted Company (other than the Guarantor) so long as (a) except as permitted under Section 9.20 hereof, no such Intercompany Loan is or shall be pledged or assigned as collateral to secure any Indebtedness owing to any other lender (other than the Debt) and (b) the Administrative Agent shall have provided its prior written consent to any such Intercompany Loan that could reasonably be expected to diminish (x) by an amount greater than five percent (5.0%), the direct or indirect equity position or investment of the Borrower or the Guarantor in, or cash flows from, any other Company, or the return on or redemption of such equity position or investment in any such Company or (y) the Borrower’s or the Guarantor’s direct or indirect control of any such Company, in the event any party thereto defaults in the performance of its obligations thereunder (it being understood and agreed that, without limiting the foregoing clause (b), any Intercompany Loan structured in a manner similar or substantially similar to the Intercompany Loans which are the subject of the Amended and Restated Agreement Regarding Intercompany Loans dated May 21, 2010 by and among the Borrower and the “Joint Ventures” and “FC Borrowers” party thereto or the Agreement Regarding Intercompany Loan dated March 29, 2011 by and among the Borrower and the “Joint Venture” and “FC Borrower” party thereto will require the prior written consent of the Agent under this Section 9.8).
SECTION 9.9    COMBINATIONS, BULK TRANSFERS, PLEDGED SUBSIDIARIES. (a) No Restricted Company will be a party to any consolidation or merger or lease, sell or otherwise transfer all or any substantial part of its assets or sell, pledge, hypothecate or transfer its stock or other ownership interests in any Subsidiary of the Guarantor; provided, that this Section 9.9 shall not apply to (x) any transfer (as opposed to a pledge) by any Restricted Subsidiary of its assets so long as such transfer is effected in the normal course of business on commercially reasonable terms, (y) the transfer by the Guarantor of all or substantially all of the assets constituting Land Group, so long as any such transfer is effected on commercially reasonable terms or (z) the transfer by Nets Sports and Entertainment, LLC, a Delaware limited liability company, of its interest in Brooklyn Basketball Holdings, LLC, a Delaware limited liability company, so long as any such transfer is effected on commercially reasonable terms and provided, further, that a Restricted Company shall only be permitted to pledge its stock or other ownership interests in any of its Subsidiaries that is a single asset or special purpose entity (it being acknowledged and agreed that the Borrower is not and shall not be a single asset or special purpose entity) (each, a “Pledged Subsidiary”) and such pledge may only secure the following:
(i)    additional or mezzanine Indebtedness incurred with respect to a project encumbered by a first mortgage at the time such additional or mezzanine Indebtedness is incurred, so long as such additional or mezzanine Indebtedness is permitted under Section 9.10 hereof; provided, that the sum of the then existing Indebtedness with respect to such project plus such additional or mezzanine Indebtedness does not exceed eighty percent (80%) of the appraised value of the project at the time such additional or mezzanine Indebtedness is incurred; or
(ii)    primary Indebtedness (or the re‑financing thereof) incurred solely for the purpose of acquiring real property or for construction or redevelopment purposes, so long as such primary Indebtedness is permitted under Section 9.10 hereof; provided, that such primary Indebtedness (or the re‑financing thereof) does not exceed one hundred percent (100%) of the appraised value of the acquired property at the time of such financing or re‑financing, as applicable.
(b)    In addition to the foregoing, except to the extent permitted by Section 9.20(b)(i) hereof, (i) such pledges of stock or other ownership interests in a Pledged Subsidiary may only be made to secure Indebtedness incurred with respect to a project owned or to be acquired by such Pledged Subsidiary (or any direct or indirect wholly-owned Subsidiary of such Pledged Subsidiary) and not to secure Indebtedness incurred with respect to a project owned or to be acquired by any other Subsidiary, (ii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 9.9(a)(i) above may only secure the additional or mezzanine Indebtedness being incurred with respect to such project and not all of the Indebtedness on such project and (iii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 9.9(a)(ii) above may only secure the primary Indebtedness being incurred with respect to the acquisition of real property or such construction or redevelopment purposes.
SECTION 9.10    BORROWINGS. No Restricted Company will create, assume or suffer to exist any Indebtedness of any kind including, but not limited to, leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 or any reimbursement obligations or other liabilities with respect to letters of credit issued for any Restricted Company’s account; provided, that this Section 9.10 shall not apply to any of the following (collectively, “Permitted Debt”):
(a)    [Reserved],

(b)    any Intercompany Loans permitted under Section 9.8 hereof,
(c)    any real estate loan heretofore or hereafter obtained or guaranteed by a Restricted Company for the purpose of purchasing or developing real estate or financing construction or other improvements thereon or purchasing furniture, fixtures or other equipment to be used in connection therewith, or any refinancings thereof, provided, that (i) no such loan shall exceed eighty percent (80%) of the lender’s appraisal of the real estate being financed and (ii) except as permitted in Sections 9.12(d), (f), (g), (h), (i), (j), (l) and (m) below, no Restricted Company (other than a Restricted SPE Subsidiary) shall have any personal liability for such Indebtedness, the creditors’ recourse being solely to such Restricted SPE Subsidiary and/or the property being pledged as collateral for such Indebtedness and the income therefrom,
(d)    any loan or letter of credit that is obtained or guaranteed by a Restricted Company; provided, that the aggregate personal liability of all Restricted Companies in respect of all such loans (other than any loan obtained by such Restricted Company and permitted by any other clause of this Section 9.10) and letters of credit and in respect of all guarantees referred to in clause (f) of Section 9.12 hereof, does not then exceed, and after incurring such loan or letter of credit or the guarantee thereof in question would not exceed, Twenty-Five Million Dollars ($25,000,000),
(e)    any leases entered into by a Restricted Company required to be capitalized under Financial Accounting Standards Board Standard No. 13; provided, that (i) the aggregate amount of such capitalized leases outstanding at any time shall not exceed Eighteen Million Dollars ($18,000,000), (ii) the foregoing dollar limitation shall not apply to any such capitalized lease, the obligations of which are not recourse to the Guarantor or the Borrower or any of its Subsidiaries (other than (x) Barclays Event Center, LLC, a Delaware limited liability company, in connection with the Atlantic Yards Arena project located in Brooklyn, New York or (y) any Restricted SPE Subsidiary) and (iii) all Indebtedness incurred under Section 8.04(k) of the Agreement shall be included, without duplication, in calculating whether the dollar limitation contained in this clause (e) has been met,
(f)    any secured Indebtedness of a Restricted Company created in the course of purchasing or developing real estate or financing construction or other improvements thereon or purchasing furniture, fixtures or other equipment to be used in connection therewith or any other Indebtedness of any Restricted Company, or any refinancings thereof; provided, that, except as permitted in Sections 9.12(d), (f), (g), (h), (i), (j), (l) and (m) below, no Restricted Company (other than a Restricted SPE Subsidiary) shall have any personal liability for such Indebtedness, the creditors’ recourse being solely to such Restricted SPE Subsidiary and/or the property being pledged as collateral for such Indebtedness and the income therefrom,
(g)    any Indebtedness or other obligations under any Performance Surety Bond or the related Indemnity Agreement; provided, that (i) the terms and conditions of each such Indemnity Agreement shall be substantially the same as the terms and conditions of the Agreement of Indemnity dated November 14, 2005, between the Guarantor and Zurich American Insurance Company, that was previously delivered to the Agents and (ii) there shall not be outstanding at any time Performance Surety Bonds of the type described in clause (g) of such definition in excess of Fifteen Million Dollars ($15,000,000) in the aggregate,
(h)    any Indebtedness or obligations of the Guarantor under the Senior Notes existing as of the date hereof and any refinance of any such Senior Notes as permitted by Section 9.13(d) hereof and the Convertible Notes Hedge Transactions; provided, that:
(i)    [Reserved];
(ii)    the Indebtedness represented by the Senior Notes and the Convertible Notes Hedge Transactions shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Debt;
(iii)    except as otherwise provided in this Section 9.10(h)(iii), none of the Senior Notes or the Senior Notes Indentures shall be amended or modified without the prior written consent of the Required Banks including, without limitation, (A) to allow the maturity of any of the 2015 Senior Notes, the 2034 Senior Notes or the 2017 Senior Notes to be less than ten (10) years from the date of issuance, (B) to allow the maturity of any of the 2016 Convertible Senior Notes to be less than five (5) years from the date of issuance, (C) to allow the maturity of any of the 2014 Puttable Senior Notes to be earlier than July 1, 2014, (D) to allow the maturity of any of the 2018 Convertible Senior Notes to be less than seven (7) years from the date of issuance, (E) with respect to any Senior Notes with a maturity prior to the Termination Date, to provide for a new maturity date of such Senior Notes that is prior to the Termination Date, (F) to provide for payment of interest under any of the Senior Notes more frequently than quarterly, (G) to provide additional circumstances pursuant to which holders of any of the 2014 Puttable Senior Notes may put the same to the Guarantor or to increase the put rate available to such holders, other than as provided in the 2014 Puttable Senior Notes Indenture, as the same existed as of January 29, 2010, together with any amendments or modifications thereto approved by the Administrative Agent, (H) to provide any circumstances pursuant to which holders of the 2016 Convertible Senior Notes may put to the Guarantor, or any additional circumstances pursuant to which such holders may require the Guarantor to repurchase, the 2016 Convertible Senior Notes, other than as provided in the 2016 Convertible Senior Notes Indenture as the same existed as of January 29, 2010, together with any amendments or modifications thereto approved by the Administrative Agent, (I) to provide any circumstances pursuant to which holders of the 2018 Convertible Senior Notes may put to the Guarantor, or any additional circumstances pursuant to which such holders may require the Guarantor to repurchase, the 2018 Convertible Senior Notes, other than as provided in the 2018 Convertible Senior Notes Indenture as the same existed as of July 19, 2011, together with any amendments or modifications thereto approved by the Administrative Agent, (J) to permit the Guarantor to redeem any of the Senior Notes prior to their maturity other than in accordance with Section 9.13(d) or (e) hereof or to modify any redemption provisions contained in the Senior Notes, including adding additional redemption provisions or (K) to increase the rate of interest payable on or any fees associated with any of the Senior Notes; except that, in each case, (x) any such amendment or modification to be entered into in connection with a refinance permitted by Section 9.13(d) hereof shall only require the prior written consent of the Administrative Agent and (y) any amendments or modifications that are administrative or ministerial in nature or that do not adversely affect the Agreement or this Guaranty or adversely affect the relationship of the Agreement or this Guaranty to any of the Senior Notes or the Senior Notes Indentures shall not require the consent of the Required Banks (but may require the consent of the Administrative Agent to the extent provided in Section 9.13 hereof);
(iv)    the outstanding and unredeemed principal amount of the Senior Notes shall not, at any time, exceed One Billion, Ten Million Three Hundred Ninety Seven Thousand Dollars ($1,010,397,000) in the aggregate, less the aggregate principal amount of any such Senior Notes Retired, converted or exchanged (other than through a refinance permitted under Section 9.13(d) hereof), plus the aggregate principal amount of any Refinance Notes issued prior to the applicable Retirement Date under Section 9.13(d);
(v)    the full amount of the Senior Notes have been issued and, except for Refinance Notes permitted under Section 9.13(d) hereof, the Guarantor has no further right under this Guaranty or the Agreement to issue any additional Senior Notes; and
(vi)    the Convertible Notes Hedge Transactions shall not be terminated, amended or modified without the prior written consent of the Required Banks; provided that no such prior written consent shall be required in connection with (A) an amendment to the Convertible Notes Hedge Transactions for the purpose of limiting the counterparties’ termination rights with respect to the options relating to such of the 2016 Convertible Senior Notes as may be repurchased, exchanged, converted or repaid prior to the Maturity Date (as defined in the 2016 Convertible Senior Notes Indenture) or (B) any termination or amendment that does not and could not result in any liability to the Guarantor.
(i)    any Indebtedness or obligations of the Guarantor under the March 2010 Preferred Equity Hedge Transaction and any Additional Preferred Equity Hedge Transaction; provided, that:
(i)    the Indebtedness represented by the March 2010 Preferred Equity Hedge Transaction and any Additional Preferred Equity Hedge Transaction shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Debt; and
(ii)    neither the March 2010 Preferred Equity Hedge Transaction nor any Additional Preferred Equity Hedge Transaction shall be terminated, amended or modified without the prior written consent of the Required Banks; provided, that no such prior written consent shall be required in connection with any termination or amendment that does not and could not result in any liability to the Guarantor,
(j)    any Indebtedness or obligations of the Guarantor under the Surety Bonds or the related Indemnity Agreements to a maximum aggregate principal amount of Twenty Million

Dollars ($20,000,000); provided, such Indebtedness is fully subordinated to the obligations of the Guarantor under this Guaranty as set forth in the related Subordination Agreement.
(k)    any Indebtedness of the Guarantor under any Hedge Agreement relating to Indebtedness otherwise permitted under this Guaranty or the Agreement; provided that all Indebtedness of the Guarantor under any Hedge Agreement proposed to be entered into or guaranteed by the Guarantor, along with (without duplication) all outstanding Indebtedness under Hedge Agreements entered into or guaranteed by the Borrower, FCCC or any other Subsidiary of the Borrower (other than a SPE Subsidiary), in each case with a Person that is not a Bank, that results in an aggregate Measured Credit Risk for all such Hedge Agreements entered into with Persons other than a Bank, in excess of Thirty Three Million Five Hundred Thousand Dollars ($33,500,000), shall require the prior written consent of the Required Banks (such written consent to be delivered by each consenting Bank to the Administrative Agent not more than three (3) Cleveland Banking Days after the request for such consent has been delivered by the Guarantor to the Administrative Agent; provided that each Bank that does not deliver such written consent within such three (3) Cleveland Banking Day period shall be deemed to have denied the request for such Hedge Agreement),
(l)    any Indebtedness of the Guarantor with respect to deferred taxes that are due and payable in excess of twelve (12) months from the date of the incurrence of such tax liability,
(m)    any guarantee or indemnity permitted by Section 9.12 hereof to the extent such guarantee or indemnity constitutes Indebtedness,
(n)    any Indebtedness of the Guarantor permitted by Section 9.13(d) hereof that refinances the Indebtedness evidenced by the Senior Notes, or
(o)    any Indebtedness of the Guarantor not otherwise permitted under this Section 9.10, up to a maximum principal amount outstanding at any time of Five Million Dollars ($5,000,000), which is incurred in the ordinary course of business; provided that all outstanding Indebtedness incurred under Section 8.04(j) of the Agreement shall be included, without duplication, in calculating whether the dollar limitation contained in this clause (o) has been met.
SECTION 9.11    LIENS. No Restricted Company will:
(a)    sell or otherwise transfer any Receivables, including, but not limited to, any mortgages held by the Guarantor or any of its Subsidiaries, other than in the ordinary course of business,
(b)    acquire any property subject to any land contract, conditional sale contract or other title retention contract, or
(c)    suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement, encumbrance or Lien of any kind or nature;

provided, that this Section 9.11 shall not apply to:
(i)    any Lien for a tax, assessment or other governmental charge or levy so long as the payment thereof is not at the time required by Section 9.2(a) hereof,
(ii)    any Lien securing only worker’s compensation, unemployment insurance or similar obligations,
(iii)    any mechanic’s, warehousemen’s, carrier’s or similar common law or statutory Lien incurred in the normal course of business,
(iv)    any mortgage, security interest or other Lien encumbering property of any Restricted Subsidiary for the purpose of securing any Permitted Debt owing by only that Subsidiary,
(v)    any mortgage, security interest or other Lien encumbering property of a Restricted Company and securing any Indebtedness or liability of such Restricted Company by Section 9.10(c) hereof,
(vi)    any Lien permitted by Section 8.05 of the Agreement,
(vii)    any Indemnification Lien granted pursuant to an Indemnity Agreement related to one or more Performance Surety Bonds permitted under this Guaranty,
(viii)    any financing statement perfecting a security interest permitted by this Section 9.11, or
(ix)    any Lien permitted by Sections 9.19(b)(i) and (vi) hereof.
SECTION 9.12    GUARANTEES. No Restricted Company will be or become a guarantor of any kind; provided, that this Section 9.12 shall not apply to:
(a)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,
(b)    any indemnity or guaranty of a surety bond for the performance by a customer of a Restricted Company of the customer’s obligations under a land development contract,
(c)    any guarantee by the Guarantor of a real estate loan permitted by clause (c) of Section 9.10 hereof,
(d)    subject to the limitations set forth in Section 9.20 hereof, any Completion Guaranty with respect to a real estate building project, if the Guarantor or any other Company is the developer of such project or has a property interest in such project (including, but not limited to, a Non‑Affiliate Construction Project),

(e)    the guarantee by the Guarantor set forth in Section 3 hereof,
(f)    any other guarantee by the Guarantor, provided, that the Guarantor’s aggregate personal liability in respect of all of such other guarantees and in respect of all loans or letters of credit referred to in clause (d) of Section 9.10 hereof, does not then exceed, and after making the guarantee in question would not exceed, Twenty-Five Million Dollars ($25,000,000),
(g)    any unsecured guarantee by the Guarantor or any Restricted Subsidiary of the equity investment or performance of a Subsidiary of the Guarantor (other than any Indebtedness of such Subsidiary incurred for borrowed money) in connection with a real estate project in favor of a partner or member, or a partnership or limited liability company in which such Subsidiary is a general partner or a member, as applicable, when the Guarantor or such Restricted Subsidiary, as the case may be, deems it to be in its best interest not to be a partner, a member, or have a direct interest in the partnership or limited liability company, as applicable,
(h)    the guarantee by the Guarantor of the obligations of Franklin Town Towers Associates located in Philadelphia, Pennsylvania, with respect to Museum Towers, in the original principal amount of Twenty Million Four Hundred Thousand Dollars ($20,400,000); provided, that such obligations shall only be amended, restated, extended or refinanced on terms and conditions substantially similar to those initially applicable to such obligations and the aggregate principal amount of such obligations will not be increased thereby,
(i)    any guarantee or indemnity by the Guarantor or any Restricted Subsidiary for fraud, misappropriation, misapplication or environmental problems, or as are otherwise usual and customary in non-recourse carve-out guaranties given in commercial mortgage loan transactions entered into by any Company, provided, that such a guarantee or indemnity may be given by the Guarantor or a Restricted Subsidiary, but not both (unless such Restricted Subsidiary is also the borrower in the particular commercial mortgage loan transaction), in connection with any particular commercial mortgage loan transaction,
(j)    subject to Section 9.10(k) hereof, any guarantee by the Guarantor of an unsecured Hedge Agreement permitted by Section 8.04 of the Agreement entered into by a Subsidiary of the Guarantor (other than the Borrower),
(k)    the MTA Guaranty; provided, that (i) the maximum principal amount of the Guarantor’s obligations thereunder shall not exceed Thirty Million Dollars ($30,000,000) and (ii) the Guarantor shall not enter into or agree to enter into any amendment, supplement or other modification to the MTA Guaranty that, in the opinion of the Agents, is or would be materially adverse to the interests of the Banks, or
(l)    the guarantee by the Guarantor in connection with the Park Creek Metropolitan District and Stapleton Land LLC located in Stapleton, Colorado, with respect to the $19,000,000 Park Creek District Subordinate Limited Property Tax Revenue Bonds, Series 2003A and the $10,000,000 Park Creek District Subordinate Limited Property Tax Revenue Bonds, Series 2003‑B, provided, that such guarantee obligations shall not be amended, restated or otherwise modified without the prior written consent of the Banks.

SECTION 9.13    REDEMPTIONS, PREPAYMENTS, AND DIVIDENDS.
(a)    The Guarantor will not directly or indirectly purchase, acquire, redeem or Retire, or make any cash payment upon the conversion of, any shares of its Capital Stock at any time outstanding or set aside funds for any such purpose, except that, so long as no Event of Default or violation of Section 9.14 hereof has occurred or will result after giving effect thereto, and so long as the Debt remains outstanding, Guarantor shall be permitted to (i) purchase shares of its Class A Common Stock in an amount not to exceed One Hundred Million Dollars ($100,000,000) in the aggregate so long as the Guarantor has, prior to any such purchase, provided to the Administrative Agent evidence that (x) cash and credit available to the Guarantor on the date of such purchase and after giving effect to the purchase price (and the payment of all fees and expenses) to be paid in connection with such purchase is greater than Four Hundred Million Dollars ($400,000,000) and (y) the Projected Liquidity is, for the remainder of the fiscal year in which such purchase occurred and each of the immediately subsequent two (2) fiscal years, greater than Four Hundred Million Dollars ($400,000,000) and (ii) make, and set aside funds for purposes of making, cash payments to the holders of the March 2010 Preferred Equity and any Additional Preferred Equity which is convertible preferred in lieu of issuing fractional shares of its Class A Common Stock in connection with the exercise of conversion rights by such holders of the Preferred Equity in accordance with the terms thereof.
(b)    The Guarantor will not directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Indebtedness now or hereafter owing by the Guarantor or make cash payments in connection with any conversion thereof (including in connection with any conversion of such Indebtedness into shares of the Guarantor’s Class A Common Stock) other than any principal payment, sinking fund payment, purchase or cash payment the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both would) accelerate, or give anyone the right to accelerate, the maturity of such Indebtedness in accordance with the original terms thereof; provided, that, notwithstanding the foregoing, (i) the Guarantor shall not make any payment on account of any of the Senior Notes in the event of and during the continuance of any Payment Default, and (ii) subject to subclause (i) of this proviso, the Guarantor shall be permitted to (x) Retire, refinance and/or reserve for any or all of the Senior Notes only to the extent permitted by Sections 9.13(d), (e), (f) and (i) below, (y) make cash payments to the holders of any 2016 Convertible Senior Notes, 2014 Puttable Senior Notes or 2018 Convertible Senior Notes in lieu of issuing fractional shares of its Class A Common Stock in connection with the exercise of conversion rights or put rights, as applicable, under the terms of such Senior Notes or the Senior Notes Indenture applicable thereto and (z) make cash payments to the holders of any Senior Notes on the scheduled maturity date applicable to such Senior Notes to the extent such cash payments are required (i.e., the Guarantor does not have the right under the terms of such Senior Notes to make such payments in the form of shares of the Guarantor’s Class A Common Stock in lieu of cash payments) under the terms of such Senior Notes or the Senior Notes Indenture applicable thereto.
(c)    The Guarantor will not directly or indirectly declare or pay (or set aside any funds to pay) any Dividends; provided that so long as no Event of Default has occurred and is continuing or would occur as a result, the Guarantor may accrue and/or pay (i) (A) accrued and unpaid Dividends with respect to the outstanding March 2010 Preferred Equity (and set aside funds for such purpose) at a rate not to exceed seven percent (7.0%) annually and (B) an amount equal to the total value of Dividends that would have accrued and become payable on the outstanding March 2010 Preferred Equity in connection with the Guarantor’s election to convert its March 2010 Preferred Equity to Class A Common Stock pursuant to clause 5(m)(vi) of the March 2010 Preferred Equity Designation, (ii) accrued and unpaid Dividends with respect to all outstanding Additional Preferred Equity (and set aside funds for such purpose), provided that, in each fiscal year of the Guarantor, the aggregate Dividends accrued, paid or otherwise payable or set aside with respect to all Additional Preferred Equity shall not exceed the sum of (1) the aggregate debt service which would have been payable during such period on the portion of the Senior Notes Retired with the proceeds of such Additional Preferred Equity plus (2) Three Million Dollars ($3,000,000), and (iii) accrued and unpaid Dividends with respect to Guarantor’s outstanding Class A Common Stock and/or Class B Common Stock in an amount for any Test Period not to exceed Twenty-Four Million Dollars ($24,000,000) in the aggregate.
(d)    The Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of any of the Senior Notes (other than the 2014 Puttable Senior Notes in accordance with Section 9.13(f), and other than the Senior Notes in accordance with Section 9.13(i), below) or the Senior Notes Indentures (other than the 2014 Puttable Senior Notes Indenture in accordance with Section 9.13(f), and other than the Senior Notes Indentures in accordance with Section 9.13(i), below) (it being understood and agreed that as of the date of this Guaranty, the Guarantor has no optional redemption rights under the 2016 Convertible Senior Notes or the 2016 Convertible Senior Notes Indenture), to redeem any of the Senior Notes (other than the 2014 Puttable Senior Notes in accordance with Section 9.13(f), and other than the Senior Notes in accordance with Section 9.13(i), below) prior to its respective maturity date, or to deposit monies or other assets with the trustee under the Senior Notes Indentures (other than the 2014 Puttable Senior Notes Indenture in accordance with Section 9.13(f), and other than the Senior Notes Indentures in accordance with Section 9.13(i), below) for the payment of any one or more Senior Notes (other than the 2014 Puttable Senior Notes in accordance with Section 9.13(f), and other than the Senior Notes in accordance with Section 9.13(i), below) or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks, except that the Guarantor may take any of the actions listed above or in Section 9.13(b) above in connection with a refinance of any or all of the Indebtedness represented by the Senior Notes without the prior consent of the Banks, in each case only so long as (i) it does not result in an increase of the aggregate principal amount of Indebtedness of the Senior Notes outstanding immediately prior to such refinance (other than an increase by the amount necessary to pay the normal and customary costs and expenses of issuance of any Refinance Notes (as defined below), including, without limitation, legal and underwriting fees and expenses), (ii) it does not create new Indebtedness with a maturity date earlier than the later of (A) five (5) years from the date of such new issuance and (B) the earliest maturity date applicable to the Senior Notes being refinanced thereby, unless otherwise approved by Administrative Agent, (iii) it does not result in Indebtedness that is senior to the Banks, and (iv) such refinance is otherwise on terms and conditions satisfactory to, and pursuant to documentation approved by, the Administrative Agent. For the avoidance of doubt, as used in this Section 9.13, a “refinance” shall mean only the issuance of a new recourse debt security of the Guarantor (the “Refinance Notes”), the proceeds of which are used solely to Retire existing Senior Notes (the

“Subject Senior Notes”) and to pay the normal and customary costs and expenses of issuance of any such Refinance Notes as permitted in this Guaranty. Guarantor shall not replace any existing Senior Notes upon the same converting into or being exchanged for equity as a refinance without approval of the Required Banks. Prior to any refinance of the Subject Senior Notes, Guarantor shall deliver to the Administrative Agent a pro-forma covenant calculation compliance certificate indicating compliance with the financial covenants in this Guaranty giving effect to such refinance.
Notwithstanding anything to the contrary in this Section 9.13(d), Section 9.13(b) above or Section 9.13(f) below, and so long as no Material Possible Default or Event of Default then exists or would occur as a result thereof, (x) the Guarantor shall be permitted to Retire an amount not to exceed Two Hundred Million Dollars ($200,000,000) in the aggregate of the remaining Senior Notes so long as such Senior Notes are Retired at a discount to par; provided that any 2015 Senior Notes the Guarantor elects to Retire as part of such Two Hundred Million Dollar ($200,000,000) amount may be Retired at any price not in excess of par and (y) the Guarantor may issue Refinance Notes for purposes of, and up to sixty (60) days prior to, such Retirement (the date of such Retirement, the “Retirement Date”) of any Subject Senior Notes so long as (1) the Guarantor has given the Administrative Agent written notice of its election to delay the Retirement of the Subject Senior Notes for a period of up to sixty (60) days as provided in this clause (y) and has otherwise satisfied the requirements of this Section 9.13(d), (2) the Subject Senior Notes have an aggregate face amount greater than or equal to (A) the aggregate face amount of the Refinance Notes, less (B) the normal and customary costs and expenses of issuance of such Refinance Notes, (3) a portion of the Total Revolving Loan Commitments equal to the aggregate face amount of the Subject Senior Notes (the “Section 9.13 Reserved Commitment”) is otherwise available and shall have been reserved solely for purposes of Retiring the Subject Senior Notes (or, if a Reserve Deficiency exists after giving effect to the Reserved Commitment then in effect, including the Section 9.13 Reserved Commitment, the Guarantor has deposited into the Reserve Deficiency Account an amount of Cash sufficient to eliminate any Reserve Deficiency (together with any other amount deposited into the Reserve Deficiency Account on account of the Section 9.13 Reserved Commitment pursuant to Section 5.07 of the Agreement, the “Section 9.13 Deficiency Amount”)) and (4) on or before the applicable Retirement Date, (i) the Guarantor shall have applied such net proceeds to the repayment or Retirement of the Subject Senior Notes and/or (ii) to the extent the Section 9.13 Reserved Commitment has been established and/or Cash deposited into the Reserve Deficiency Account, the Guarantor (or the Borrower on behalf of the Guarantor) shall have drawn on the Section 9.13 Reserved Commitment and/or withdrawn from the Reserve Deficiency Account an amount up to (but not exceeding) the Section 9.13 Deficiency Amount, and has applied such funds to the repayment or Retirement of the Subject Senior Notes. Executed copies of any and all documentation (whether or not such documentation is subject to the approval of the Administrative Agent as required by this Section 9.13(d)) evidencing or relating to any such refinance shall be delivered to the Administrative Agent within five (5) Cleveland Banking Days of the execution of such documentation.
(e)    [Reserved].
(f)    Other than with proceeds of Loans requested under the Section 2.02(c) Reserved Commitment or funds on deposit in the Reserve Deficiency Account, and as permitted under Section 9.13(d) above or Section 9.13(i) below, the Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of any of the 2014 Puttable Senior Notes or the 2014 Puttable Senior Notes Indenture, to Retire any of the 2014 Puttable Senior Notes prior to its maturity date, or to deposit monies or other assets with the trustee under the 2014 Puttable Senior Notes Indenture for the payment of any one or more 2014 Puttable Senior Notes or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks.
(g)    The Guarantor shall not cause the Borrower to declare, pay, or make, and shall not accept payment of, any Dividends in respect of Capital Stock of the Borrower other than as permitted under Section 8.14 of the Agreement, or, notwithstanding any other provision of the Agreement or this Guaranty to the contrary, any loans or advances to the Guarantor.
(h)    The Guarantor shall not make, or set aside any funds for purposes of making, any cash payments with respect to the Preferred Equity other than payments specifically permitted by subclause (a)(ii) and clauses (c) and (i) of this Section 9.13.
(i)    Nothing in this Guaranty shall prohibit the Guarantor from, nor require the Guarantor to obtain the consent of the Administrative Agent or any of the Banks in connection with, converting, exchanging or Retiring any of the Senior Notes, the March 2010 Preferred Equity, and the Additional Preferred Equity, at any time and from time to time, and upon such terms as may be agreed upon by the Guarantor and the holders of such Senior Notes, March 2010 Preferred Equity and Additional Preferred Equity, as applicable, or as permitted under the Senior Notes Indentures, the March 2010 Preferred Equity Designation or the Additional Preferred Equity Designation, as applicable, so long as any such conversion, exchange or Retirement is completed only for (A) Class A Common Stock of the Guarantor, (B) additional cash consideration not exceeding Thirty Six Million Nine Hundred Thirty-Seven Thousand Dollars ($36,937,000) in the aggregate for all conversions, exchanges and Retirements pursuant to this Section 9.13(i) and related terminations or amendments of the Convertible Notes Hedge Transactions, the March 2010 Preferred Equity Hedge Transaction and the Additional Preferred Equity Hedge Transaction, as applicable, and (C) without reduction to the amount specified in the immediately preceding clause (B), (i) cash in payment of accrued and unpaid interest and dividends, as applicable, on the Senior Notes, the March 2010 Preferred Equity and/or the Additional Preferred Equity being converted, exchanged or Retired to (but excluding) the date of such conversion, exchange or Retirement (the “Transaction Date”); (ii) in the case of any Senior Notes, cash in lieu of additional interest that would have otherwise been required to be paid under the terms of such Senior Notes from and after the Transaction Date through maturity; and (iii) in the case of any March 2010 Preferred Equity and/or Additional Preferred Equity, cash in lieu of additional dividends that would have otherwise been required to be paid under the terms of the March 2010 Preferred Equity or the Additional Preferred Equity, as applicable, from and after the Transaction Date through the earliest date upon which the Guarantor would have had the right under such terms to call or redeem the March 2010 Preferred Equity or the Additional Preferred Equity, as applicable.
SECTION 9.14    CASH FLOW COVERAGE RATIO. The Guarantor will not at any time permit the Cash Flow Coverage Ratio to be less than (a) 2.75:1.00 on and after the Restatement

Effective Date through and including January 31, 2014 (or December 31, 2013, should the Borrower change its fiscal year end to December 31 during calendar year 2013), and (b) 3.00:1.00 thereafter. Cash payments made by the Guarantor pursuant to Sections 9.13(i)(B) and (C) shall be excluded from the calculation of the Cash Flow Coverage Ratio.
For purposes of calculating the Cash Flow Coverage Ratio, Net Operating Income for recently completed development or redevelopment properties and debt service on construction and interim loans, land loans, and other financings secured by such assets shall be excluded until the earlier of (a) ninety percent (90%) occupancy (based on a rentable square footage basis or, with respect to any residential property, based on the number of units for such property sold or occupied, as applicable) of the improvements related to such development property or financed with the proceeds of any such loan, and (b) twenty-four (24) months following the issuance of a certificate of occupancy with respect to such improvements, so long as such debt service is covered by a funded and available loan reserve or a deposit in the form of Cash or a letter of credit that is sufficient to cover applicable operating shortfalls and debt service payments. If such reserve or deposit is insufficient to cover such debt service or is unavailable, Net Operating Income and such debt service from the applicable assets and financings shall be included in the calculation of the Cash Flow Coverage Ratio until such time as such reserve or deposit is sufficient and available. The Guarantor shall provide the Administrative Agent with a projection of the interest reserve or deposit necessary to cover debt service (from the applicable project loan budget), which shall be subject to the Administrative Agent’s reasonable review and approval.
SECTION 9.15    CONSOLIDATED SHAREHOLDERS’ EQUITY. The Guarantor will not permit the Consolidated Shareholders’ Equity to be less than (a) on the Restatement Effective Date, Two Billion Three Hundred Twenty Million One Hundred Seventy-Five Thousand Dollars ($2,320,175,000) and (b) at any date of determination thereafter, the sum of (i) Two Billion Three Hundred Twenty Million One Hundred Seventy-Five Thousand Dollars ($2,320,175,000), plus (ii) seventy-five percent (75%) of the net cash proceeds from any sale or issuance of equity by the Guarantor.
SECTION 9.16    DEVELOPMENT LIMITATION. Guarantor will not at any time permit (a) the Total Development Ratio to exceed seventeen percent (17%); provided that for one time only during the term of the Loan Documents, as the same may be extended, the Total Development Ratio shall not exceed eighteen and one-half percent (18.5%) for up to two (2) consecutive Fiscal Quarterly Dates. In furtherance of the foregoing, Guarantor shall continue to report on Guarantor’s Form 8-K furnished by it (or on its behalf) to the Securities and Exchange Commission in a manner that is both timely and consistent with this Guaranty and which permits the calculation of the Total Development Ratio.
SECTION 9.17    ENVIRONMENTAL COMPLIANCE. The Guarantor will remedy, and will cause each Restricted Subsidiary to remedy, any and all failures of Guarantor or any such Restricted Subsidiary to comply with all Environmental Laws in a timely manner, but in any event within any time period required by any applicable governmental authority, including, without limitation, all Environmental Laws in jurisdictions in which the Guarantor or any Restricted Subsidiary owns property, operates, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, noncompliance with which could reasonably be expected to have a Material Adverse Effect. The Guarantor will furnish to the Banks promptly after receipt thereof a copy of any notice the Guarantor or any Restricted Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Guarantor or such Restricted Subsidiary, any real property in which the Guarantor or such Restricted Subsidiary holds any interest or any past or present operation of the Guarantor or such Restricted Subsidiary and such litigation or proceeding could reasonably be expected to have a Material Adverse Effect. The Guarantor will not, and will not knowingly allow any other Person to, store, release or dispose of hazardous waste, solid waste or other wastes on, under or to any real property in which the Guarantor holds any direct or indirect interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Guarantor shall defend, indemnify and hold harmless the Banks against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of the Guarantor or any Restricted Subsidiary with any Environmental Law, provided, that, so long as and to the extent that the Banks are not required to make any payment or suffer to exist any unsatisfied judgment, order, or assessment against them, the Guarantor may pursue rights of appeal to comply with such Environmental Laws. In any case of noncompliance with any Environmental Law by a Restricted Subsidiary, the Banks’ recourse for such indemnity herein shall be limited solely to the property of the Restricted Subsidiary holding title to the property involved in such noncompliance and such recovery shall not be a lien, or a basis of a claim of lien or levy of execution, against either the Guarantor’s general assets or the general assets of any of its Restricted Subsidiaries.
SECTION 9.18    PLAN. Neither the Guarantor nor any Restricted Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under such Plan is increased so that the actuarial present value of the accumulated plan benefits under such Plan is more than sixty percent (60%) of the fair market value of the assets of such Plan, as determined in accordance with Section 412 of the Code, or results in any material increase in liability for the Guarantor or such Restricted Subsidiary.
SECTION 9.19    ANTI-TERRORISM LAWS. Neither the Guarantor nor any of its Subsidiaries shall be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or either Agent from making any advances or extensions of credit to the Guarantor or from otherwise conducting business with the Guarantor.
SECTION 9.20    CROSS COLLATERALIZATION AND CROSS DEFAULTS.

(a)    Except as expressly permitted by this Section 9.20, neither the Guarantor nor any Restricted Subsidiary will (i) cross‑default or agree to cross‑default any Permitted Debt to this Guaranty or the Debt; (ii) agree to any financial covenants based on the performance of the Guarantor under any other Permitted Debt (other than the Debt); or (iii) Cross‑Collateralize, or agree to Cross‑Collateralize Permitted Debt (other than the Debt) owing to any one lender under one or more different loan agreements or arrangements, provided, that the cross‑defaulted and/or Cross‑Collateralized Indebtedness set forth on Schedule 9.20 attached hereto shall be permitted, provided, further, that such Schedule 9.20 shall not be amended or otherwise modified after the Restatement Effective Date without the prior written consent of the Administrative Agent.
(b)    Notwithstanding Section 9.20(a) above:
(i)    with respect to construction projects that are constructed in multiple phases and/or stabilized properties, any Restricted Company shall be permitted to cross-default and/or Cross‑Collateralize any Permitted Debt with other Permitted Debt (other than, in each case, the Debt), but only if the phases to be Cross‑Collateralized and/or cross‑defaulted consist of a single identifiable project;
(ii)    under a Completion Guaranty granted by the Guarantor to a construction lender, the Guarantor shall be permitted to agree to a financial covenant solely with respect to the Guarantor’s net worth, but only if (A) the Indebtedness related to such Completion Guaranty is in excess of One Hundred Million Dollars ($100,000,000), (B) the Indebtedness related to such Completion Guaranty has a maturity of two (2) years or greater, not including extensions, (C) any net worth financial covenant is calculated in substantially the same manner as the covenant set forth in Section 9.15 hereof and requires a net worth for the Guarantor of not more than Two Hundred Seventy Five Million Dollars ($275,000,000) and (D) the aggregate of all Indebtedness subject to such Completion Guaranties shall not exceed Four Hundred Million Dollars ($400,000,000), exclusive of the Indebtedness incurred in connection with the projects set forth on Schedule 9.20 attached hereto;
(iii)    under any Completion Guaranty granted by the Guarantor that contains the net worth financial covenant referred to in Section 9.20(b)(ii) above, (A) the construction lender shall not be permitted to call upon such Completion Guaranty due solely to a violation of such net worth financial covenant and (B) the construction lender shall only be permitted to call upon such Completion Guaranty if the project is not performing (i.e. not on budget and/or schedule);
(iv)    with respect to Hedge Agreements permitted by this Guaranty, the related documentation may provide that an Event of Default will constitute an event of default under such Hedge Agreement, provided, that the Hedge Agreement also provides that the counterparty may not terminate or exercise any remedy under the Hedge Agreement on account of any Event of Default unless (A) the Banks have provided a written notice of such Event of Default to the Borrower, (B) all applicable cure periods have lapsed without such Event of Default being cured and (C) the Banks may accelerate the maturity of the Debt on the basis of such Event of Default;

(v)    none of the Senior Notes Indentures or the documents evidencing the Convertible Notes Hedge Transactions may provide that an Event of Default constitutes a default under such Senior Notes Indenture or the Convertible Notes Hedge Transactions, as applicable, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace period with respect thereto that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or constitutes the failure to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration; and
(vi)    to the extent Permitted Debt of the Borrower or any Subsidiary of the Borrower may be secured under Section 8.05 of the Agreement, the Guarantor may provide cash or letters of credit as additional collateral to secure such Permitted Debt.
SECTION 9.21    OWNERSHIP OF LAND. The Guarantor shall not, and shall not permit any Restricted Subsidiary to purchase, lease or otherwise acquire any real property of any kind after the Restatement Effective Date, other than any real property to be used only for the business of the Guarantor or any such Restricted Subsidiary, in each case, as such business has been conducted prior to the Restatement Effective Date.
SECTION 9.22    PERMITTED NON-AFFILIATE LOAN REPORTS. Within forty-five (45) days after each Fiscal Quarterly Date, the Guarantor will furnish to each Bank a report setting forth (a) each Permitted Non-Affiliate Loan that is outstanding as of such Fiscal Quarterly Date and (b) for the three year period ending on such Fiscal Quarterly Date, the aggregate amount of gain deferred for federal income tax purposes on the consolidated return of the Guarantor in connection with any Non-Affiliate Construction Projects, and, if requested by the Agents or any Bank, accompanied by all applicable tax forms filed or to be filed in connection with such Non-Affiliate Construction Projects.
SECTION 9.23    LISTING. The common stock of the Guarantor shall at all times be listed for trading and be traded on the New York Stock Exchange, the American Stock Exchange or another national exchange approved by the Administrative Agent, unless otherwise consented to by the Required Banks.
SECTION 9.24    COVENANTS IN AGREEMENT. The Guarantor shall comply with all covenants in the Agreement which are applicable to the Guarantor.
SECTION 9.25    MARCH 2010 PREFERRED EQUITY DOCUMENTS; ADDITIONAL PREFERRED EQUITY. Without the prior written consent of the Administrative Agent, none of the March 2010 Preferred Equity Documents shall be amended or modified (1) to increase the rate of Dividends payable on the March 2010 Preferred Equity or to provide for payment of such Dividends more frequently than quarterly, if and when declared by the Board of Directors, (2) to alter the calculation of the conversion price or the conversion rate applicable to the March 2010 Preferred Equity to make either such calculation less favorable to the Guarantor, (3) to provide for any additional or more favorable voting rights (including any additional ability to elect or nominate board members) of the holders of the March 2010 Preferred Equity or (4) to modify any redemption provisions contained in the March 2010 Preferred Equity Documents, including adding additional redemption provisions. Guarantor shall not issue any Additional Preferred Equity except as provided in this Section 9.25:
(a)    In connection with the issuance of any Additional Preferred Equity (i) the costs and expenses (excluding legal and other normal and customary offering fees and expenses and the costs and expenses of entering into an Additional Preferred Equity Hedge Transaction for such transaction) of issuance of any Additional Preferred Equity shall not exceed three percent (3%) of the face amount of the corresponding Additional Preferred Equity issued, (ii) the Administrative Agent shall have given its prior written approval of the terms and conditions of such Additional Preferred Equity and the applicable Additional Preferred Equity Documents, and (iii) Guarantor shall have delivered to the Administrative Agent pro forma evidence reasonably satisfactory to the Administrative Agent that, following the issuance of such Additional Preferred Equity, Guarantor will be in compliance with the covenant in Section 9.13(c) hereof; provided, that (A) in the event such Additional Preferred Equity will upon issuance constitute Additional Preferred Equity (Pre-Approved) (x) Guarantor shall not be required to so obtain the Administrative Agent’s prior written approval of the terms and conditions of such Additional Preferred Equity and Additional Preferred Equity Documents and (y) such pro forma evidence of compliance with the covenant in Section 9.13(c) hereof may be delivered to the Administrative Agent after the applicable issuance of Additional Preferred Equity (but in any event within three (3) Cleveland Banking Days of such issuance) and (B) in the event such Additional Preferred Equity will upon issuance not constitute Additional Preferred Equity (Pre-Approved) as defined in clause (i) of the term “Additional Preferred Equity (Pre-Approved)” but will constitute Additional Preferred Equity (Pre-Approved) as defined in clause (ii) of the term “Additional Preferred Equity (Pre-Approved)”, Guarantor shall provide the Administrative Agent with at least one (1) Cleveland Banking Day’s prior notice of its intention to issue such Additional Preferred Equity.
(b)    Further, in connection with the issuance of any Additional Preferred Equity, (i) Guarantor shall deliver to the Administrative Agent true and complete copies of the Additional Preferred Equity Documents and the documents evidencing any Additional Preferred Equity Hedge Transaction related to such Additional Preferred Equity promptly upon entering into the same, (ii) Guarantor shall provide written confirmation to the Administrative Agent of the cost of obtaining any Additional Preferred Equity Hedge Transaction promptly following the consummation of any such hedge transaction and (iii) Guarantor shall notify Administrative Agent of each Additional Preferred Equity Exchange related thereto within three (3) Cleveland Banking Days of the occurrence thereof.
(c)    [Reserved].
(d)    None of the Additional Preferred Equity Documents shall be amended or modified (i) to increase the rate of Dividends payable on the Additional Preferred Equity to equal or exceed any rate which would cause a violation of Section 9.13(c) hereof or to provide for payment of such Dividends more frequently than quarterly, if and when declared by the Board of Directors of the Guarantor, (ii) to alter the calculation of the conversion price or the conversion rate applicable to the Additional Preferred Equity to make either such calculation less favorable to the Guarantor,

(iii) to provide for any additional or more favorable voting rights (including the ability to elect or nominate board members) of the holders of the Additional Preferred Equity, (iv) to alter or supplement any redemption provisions contained in the Additional Preferred Equity Documents, including adding additional redemption provisions, without the prior written consent of the Administrative Agent, (v) in any manner that would cause the applicable Additional Preferred Equity or the applicable Additional Preferred Equity Documents to no longer satisfy the requirements of clause (i) or (ii) of the term “Additional Preferred Equity (Pre-Approved)”, as applicable, to the extent such Additional Preferred Equity was issued as “Additional Preferred Equity (Pre-Approved)” or (vi) in any manner without the prior written consent of the Administrative Agent to the extent the Additional Preferred Equity evidenced by such Additional Preferred Equity Documents was issued as “Additional Preferred Equity (Agent Approved)”, other than, for purposes of this clause (vi), any amendment or modification (x) that is administrative or ministerial in nature or (y) that would incorporate a term or condition that would otherwise conform to the requirements of “Additional Preferred Equity (Pre-Approved)” or, following such incorporation, would be an amendment or modification to such term or condition not otherwise prohibited under the terms of clauses (i)-(iv) of this Section 9.24(d).
ARTICLE X
DEFAULT; REMEDIES
Each of the following shall be an “Event of Default” for purposes of this Guaranty:
(a)    any representation or warranty made or deemed made by the Guarantor, or any of its officers, herein, or in any written statement or certificate furnished at any time in connection herewith, shall prove untrue in any material respect as of the date it was made or deemed made, or
(b)    the Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of the Guarantor set forth in Sections 3, 9.5(a), 9.13, 9.14, 9.15, 9.16, 9.25 and/or (to the extent the proviso in Section 10(c) hereof eliminates the notice and cure period provided therein) 9.19 hereof, or
(c)    the Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of the Guarantor set forth in any section or provision hereof other than those identified specifically in subsections (a) and (b) above and the Guarantor shall not have corrected such failure within thirty (30) days (or, in the case of any failure or omission to perform or observe any provision of Section 9.5(b) or (c) hereof, fifteen (15) days) after the giving of written notice thereof to the Guarantor by the Administrative Agent that the specified failure is to be corrected; provided that the thirty (30) day notice and cure period shall only apply to any failure to perform under Section 9.19 hereof to the extent it is possible for the Guarantor to correct any such failure, or
(d)    the Guarantor and/or any Subsidiary defaults (i) in any payment of principal or interest due and owing upon any Indebtedness (other than this Guaranty and/or any Intercompany Loans) in excess of Five Million Dollars ($5,000,000) (whether due and owing by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond the expiration of any applicable grace or cure period provided with respect thereto, or (ii) in the case of the Guarantor, in the payment of any Indebtedness (other than this Guaranty) or other obligation permitted to be outstanding or incurred pursuant to Sections 9.10 and/or 9.12 hereof in excess of Five Million Dollars ($5,000,000), beyond the expiration of any applicable grace or cure period provided with respect thereto or (iii) in the performance of any other agreement, term or condition contained in any agreement under which any such Indebtedness is created, if the effect of such default under this clause (iii) is to accelerate the maturity of the related Indebtedness or to permit the holder thereof to cause such Indebtedness to become due or to cause the same to be purchased or redeemed prior to its stated maturity or to foreclose on any Lien on property of the Guarantor securing the same, except that defaults in payment or performance of non-recourse obligations of the Guarantor or any Subsidiary shall not constitute Events of Default under this Section 10(d) unless such defaults, individually or in the aggregate, (x) have a material adverse effect on the business or financial condition of the Guarantor or (y) involve non-recourse Indebtedness in principal amount in excess of twenty percent (20%) of all non-recourse Indebtedness of the Guarantor and its Subsidiaries; provided, that it shall be an Event of Default if any default occurs (after giving effect to any applicable grace period) under any of the Senior Notes or under any of the Senior Notes Indentures, or
(e)    (i) any Restricted Subsidiary shall (A) generally not pay its debts as such debts become due, or (B) make a general assignment for the benefit of creditors, or (C) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (D) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding, or (E) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (F) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (G) take or omit to take any other action in order thereby to effect any of the foregoing and (ii) any such event or events described in (i) above shall in the reasonable judgment of the Banks have a Material Adverse Effect, or
(f)    an Event of Default specified in Article X of the Agreement shall have occurred and be continuing, or
(g)    the Guarantor shall (i) discontinue business, or (ii) generally not pay its debts as such debts become due, or (iii) make a general assignment for the benefit of creditors, or (iv) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (v) be adjudicated a debtor or have entered against it an order for relief under the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding, or (vi) file a voluntary petition under any chapter or provision of the Bankruptcy Code or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (vii) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of the Guarantor, approves a petition seeking reorganization of the Guarantor or any other judicial modification of the rights of its creditors, or appoints a receiver, custodian, trustee, interim trustee or liquidator for the Guarantor or of all or a substantial part of its assets, or (viii) take or omit to take any action in order thereby to effect any of the foregoing, or
(h)    the Guarantor defaults in the performance of any obligation in the Subordination Agreement or in the performance of any other agreement, covenant, term or condition in the Subordination Agreement, or
(i)    an Event of Default specified in Section 10.05 of the Agreement shall have occurred and be continuing; provided that for purposes of this clause (i) any reference to Plan in that section shall mean a Plan defined under this Guaranty, any reference to the Borrower in that section shall mean the Guarantor and any reference to the Subsidiary of the Borrower in that section shall mean a Restricted Subsidiary, or
(j)    [reserved], or
(k)    [reserved], or
(l)    [reserved], or
(m)    the Guarantor denies that it has any liability or obligation under this Guaranty, shall notify the Agent or any of the Banks of the Guarantor’s intention to attempt to cancel or terminate this Guaranty or shall contest or challenge the validity or enforceability of its obligations under this Guaranty, then, in any such event (other than an Event of Default referred to in Section 10(g) above), and at any time thereafter, the Administrative Agent may, and/or the Administrative Agent at the direction of the Required Banks shall, by written notice delivered or mailed to the Guarantor, do any one or more of the following: (a) declare the Debt to be immediately due and payable, and upon any such declaration such Debt shall become and be forthwith due and payable by Guarantor without any further notice, presentment, or demand of any kind, all of which are expressly waived by the Guarantor, or (b) require the Guarantor to purchase the Debt at par value, without recourse, within ten (10) days after such notice, by paying to the Administrative Agent, in immediately available U.S. funds, an amount equal to the unpaid principal amount then outstanding on the Notes and any other matured or unmatured Debt owing to the Banks, plus the unpaid accrued interest on the Notes at the rate or rates determined in accordance with the Agreement. If any Event of Default referred to in Section 10.07(e), 10.07(f) or 10.07(g) of the Agreement or any Event of Default referred to in Section 10(g) hereof shall occur, the Debt shall become and thereafter be immediately due and payable by the Guarantor without any presentment, demand, or notice of any kind, all of which are hereby waived by the Guarantor. The foregoing rights, powers, and remedies of the Administrative Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder (including, without limitation, under Section 13 hereof), at law, and/or in equity. The exercise by the Administrative Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies.
ARTICLE XI
MISCELLANEOUS
The foregoing rights, powers, and remedies of the Administrative Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder, at law, and/or in equity. The exercise by the Administrative Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies. This Guaranty shall bind the Guarantor and its successors and assigns and shall inure to the benefit of the Agents and the Banks and their respective successors and assigns including (without limitation) each holder of any Note, provided, that the Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks (other than any Delinquent Bank). The provisions of this Guaranty and the respective rights and duties of the Guarantor and the Agents and/or the Banks hereunder shall be interpreted and determined in accordance with Ohio law, without regard to principles of conflict of laws. If at any time one or more provisions of this Guaranty is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Guaranty constitutes a final written expression of all of the terms of this Guaranty, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations, and prior writings, if any, with respect to the subject matter hereof. The relationship between the Guarantor and the Agents and/or the Banks with respect to this Guaranty is and shall be solely that of debtor and creditor, respectively, and the Agents and/or the Banks have no fiduciary obligation to the Guarantor with respect to this Guaranty or the transactions contemplated thereby. All representations and warranties of the Guarantor shall survive the execution and delivery of this Guaranty and be and remain true and correct until this Guaranty is discharged. Captions herein are for convenient reference only and shall have no effect on the interpretation of any provision hereof. The Guarantor acknowledges that it, either directly or indirectly through its representatives, has participated in the drafting of this Guaranty, and any applicable rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Guaranty.
ARTICLE XII
JURY TRIAL WAIVER
THE GUARANTOR WAIVES THE RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN OR AMONG THE GUARANTOR AND THE AGENTS, THE BANKS, AND/OR THE BORROWER ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, THIS GUARANTY, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR ANY AGENT HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THE AGREEMENT, THE NOTES AND THE OTHER RELATED WRITINGS TO WHICH THEY ARE PARTIES, AND TO ACCEPT THIS GUARANTY, BY, AMONG OTHER THINGS, THE WAIVER CONTAINED IN THIS SECTION 12. THE GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 12 WITH LEGAL COUNSEL AND THAT THE GUARANTOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
ARTICLE XIII
NOTICES
Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile, transmission or cable communication) and mailed, telexed, telegraphed, facsimile transmitted, cabled or delivered, if to the Guarantor, addressed to it at the address specified on the signature pages of this Guaranty, if to a Bank, addressed to the address of such Bank specified on the signature pages of the Agreement (or in any Assignment and Assumption Agreement executed by such Bank substantially in the form of Exhibit G attached to the Agreement) and if to the Agents, addressed to them at the address of the Administrative Agent or the Syndication Agent, as applicable, specified on the signature pages of the Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty‑eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from the Guarantor to the Agents or the Banks pursuant to any of the provisions hereof shall not be effective until received by the Agents or the Banks.
ARTICLE XIV
CONSENT TO JURISDICTION
The Guarantor agrees that any action or proceeding to enforce or arising out of this Guaranty may be commenced in the Court of Common Pleas for Cuyahoga County, Ohio or in the District Court of the United States for the Northern District of Ohio, and the Guarantor waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction over the Guarantor if served on the Guarantor at the address listed opposite the signature of the Guarantor at the end of this Guaranty or as otherwise provided by the laws of the State of Ohio or the United States. In furtherance of the foregoing, the Guarantor irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.
ARTICLE XV
ENTIRE AGREEMENT

This Guaranty and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
ARTICLE XVI
INDEPENDENCE OF COVENANTS
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default if such action is taken or condition exists.
ARTICLE XVII
GENERAL LIMITATION OF LIABILITY
No claim may be made by the Guarantor or any Subsidiary of the Guarantor, against the Administrative Agent, the Syndication Agent, the Documentation Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement, the Notes, this Guaranty or any other Related Writing, or any act, omission or event occurring in connection therewith; and the Guarantor, hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Guarantor, by an officer thereunto duly authorized, has caused this Guaranty to be executed as of the date set forth above.

Address:	FOREST CITY ENTERPRISES, INC., an Ohio corporation

1100 Terminal Tower Cleveland, Ohio 44113	By: /s/ James A. Ratner
Name: James A. Ratner Title: Executive Vice President

[Signature page to Fourth Amended and Restated Guaranty of Payment of Debt]

SCHEDULE 9.7(b)
FORM OF COVENANT COMPLIANCE CERTIFICATE
I, the undersigned, Chief Financial Officer of Forest City Enterprises, Inc., a corporation organized and existing under the laws of the State of Ohio (the “Company”), do hereby certify, as such officer and not individually, that:
1.    This Certificate is furnished pursuant to Section 9.7 of the Fourth Amended and Restated Guaranty of Payment of Debt dated as of February 21, 2013, executed and delivered by the Company in favor of the Banks from time to time party to the Fourth Amended and Restated Credit Agreement, KeyBank National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Documentation Agent (such Fourth Amended and Restated Guaranty of Payment of Debt, as in effect on the date of this Certificate, being herein called the “Guaranty”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the respective meanings set forth in the Guaranty.
2.    On the date hereof, the representations and warranties contained in the Guaranty are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date). [If any such representation or warranty is not true and correct in all material respects as of the date of this certificate describe the respects in which it is not.]
3.    On the date hereof, no Possible Default or Event of Default has occurred and is continuing. [If any Possible Default or Event of Default exists, describe the nature and period of existence thereof and the action taken, being taken or proposed to be taken in respect thereof or if none, so state.]
4.    On the date hereof, the Company is in full compliance with the covenants set forth in Sections 9.13, 9.14, 9.15 and 9.16 of the Guaranty as evidenced by the covenant compliance worksheets accompanying this Certificate. [To the extent the Company is not in full compliance with the covenants set forth in such Sections, identify such non-compliance here and in the attached compliance worksheets.]
IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of __________, 20__.

Name:
Chief Financial Officer

SCHEDULE 9.9
PLEDGED SUBSIDIARIES

(See Attached)

SCHEDULE 9.9
as of 10/31/12
						Amount
			Entity in which	Type of		of Original
	Pledgor		Interests Pledged	Interest Pledged	Property	Indebtedness	Pledgee	Note

1)	a)	Post Office Plaza	Tower City Central	Partnership Interest	MK-Ferguson	n/a	Lincoln National
			Distribution Limited Partnership

	b)	Skylight Office Tower	Tower City Central	Partnership Interest	Skylight Office Tower	n/a	Bear Stearns
		Limited Partnership	Distribution Limited Partnership

	c)	Terminal Tower	Terminal Tower SPE, LLC	Partnership Interest	Terminal Tower	n/a	Bear Stearns

NOTE:
Tower City Central Distribution Plant (TCCDP) is a partnership comprised of the various building owners within Tower City. This partnership purchases electricity at wholesale prices and redistributes at market prices. The proportionate share of profits/losses is allocated to the various partners based on usage. While each building owner has pledged it partnership interest in TCCDP as additional security, it did not obtain any additional indebtedness related specifically to this pledge.

2)	FC Consolidated, LLC		FC Consolidated, LLC	Membership Interest	Tobacco Row	$21,000,000	Merrill Lynch Capital Services	Property is being treated as a single asset (phase within single project)

3)	FC Phillip Morris, Inc.		FC Phillip Morris, Inc.	Membership Interest	Tobacco Row	$12,500,000	Merrill Lynch Capital Services	Property is being treated as a single asset (phase within single project)

4)	FC East River Associates, LLC		Tiago Holdings, LLC	Membership Interest	Washburn Wire		ING Real Estate Finance - both loans	Pledging of Empire Zone Tax Credits which amounts to 500k annually. Able to secure additional proceeds on loan because of this pledge. LTV is significantly below 80%.

5)	RRG Yonkers, LLC and FC Member, Inc.		FC Yonkers Associates, LLC	Membership Interest	Ridge Hill Retail		Bank of America, N.A.	Pledging of Empire Zone Tax Credits similar to Washburn Wire.

6)	FC Eighth Ave., LLC		The New York Times Building, LLC	Partnership Interest	New York Times Building	$640,000,000	HSH Nordbank AG
The original entity on the NYT (during the construction period), The New York Times Building, LLC, is the beneficiary of real estate tax benefits that could arise out of certain construction and development contracts. Even though this entity is a vestigial entity, HSH was slightly hung up at this and requested that FC 8th pledged its partnership interest in this entity so in the event of foreclosure, HSH would step in to receive any of this potential (and unlikely benefit). Because we saw these are relatively worthless, we agreed to this pledge.

7a)	Forest City Capital Corporation		Grove Associates Canton Towers Limited Partnership	Mortgage Interest	Stapleton Land II	$48,000,000	Merrill Lynch Capital Services Inc.	Also reported under Section 8.15 (b) (viii) $3,544,917.58 Assigned Ontario the Grove, $1,383,747.11 Assigned Canton Towers & Cash Collateral in the amount of $351,142.58 and $4.75M Junior Sub bonds (*)

7b)	FC Stapleton Inc			Membership Interest	Stapleton Park Creek Jr Bonds	$10,000,000	Merrill Lynch Capital Services Inc.	Also reported under Section 8.15 (b) (viii) See above.

SCHEDULE 9.9
as of 10/31/12
					Amount
		Entity in which	Type of		of Original
	Pledgor	Interests Pledged	Interest Pledged	Property	Indebtedness	Pledgee	Note
8)	Forest City Capital Corporation	Cameron Kinney Kennedy Lofts	Mortgage Interest	Fort Benning	$30,755,000	Merrill Lynch Capital Services	Also reported under Section 8.15 (b) (viii) $16,200,000 (**) Assigned Cameron Kinney, $5,000,000 (***) assigned to Kennedy Lofts & $1,351,977.47 Cash

9)	Forest City Capital Corporation	Haverhill	Mortgage Interest	Haverhill	$49,000,000	Merrill Lynch Capital Services	Also reported under Section 8.15 (b) (viii) $7,030,231.18 Cash, $2,375,000 in Securities, $3,760,000 in Tax Credit Proceed, & $6M LOC

10)	FC Echo/Barr SPE, LLC	Echo/Barrington Limited Partnership	Partnership Interest	Echo Forest and Barrington	$5,586,000	AmTrust Bank	Echo Forest and Barrington under the same entity

11)	Post Office Plaza Limited Partnership	Tower City Central Distribution	Ownership Interest	MK Ferguson	$15,500,000	Sun Life Assurance Co. of Canada (U.S.)	Document Reference: Pledge and Security Agreement

12)	The Yards - Parcel D - LIHTC	FC 1212 LLC	Membership Interest	Foundry Lofts	$82,641,963	Bank of America, N.A., Administrative Agent

13)	The Yards - Parcel D - A1 /A2/B1/B2	FC 1212 LLC	Membership Interest	Foundry Lofts		Bank of America, N.A., Administrative Agent

	Note
	(*) Stapleton Land II, LLC purchased $5M at 95% ($4.75M) of the $58M Park Creek Metropolitan Districtd Jr. Subordinate bonds and pledged them as collateral.
	(**) Currently ML values the Collateral at 90%, but has the right to change the value to 80% per the Second Amendment to the Swap Documents, dated January 30, 2009.
	(***) Currently ML values the Collateral at 100%, but has the right to change the value to 80% per the Second Amendment to the Swap Documents, dated January 30, 2009.

SCHEDULE 9.20
CROSS‑DEFAULTED AND CROSS‑COLLATERALIZED INDEBTEDNESS
None